      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1998


                                                      Registration No. 333-49531
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          U.S. OFFICE PRODUCTS COMPANY
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    5112                                   52-1906050
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                            ------------------------

               1025 THOMAS JEFFERSON STREET, N.W., SUITE 600 EAST
                             WASHINGTON, D.C. 20007
                                 (202) 339-6700
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                 THOMAS MORGAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          U.S. OFFICE PRODUCTS COMPANY
               1025 THOMAS JEFFERSON STREET, N.W., SUITE 600 EAST
                             WASHINGTON, D.C. 20007
                                 (202) 339-6700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                                WITH A COPY TO:

            GEORGE P. STAMAS, ESQ.                           MARK D. DIRECTOR, ESQ.
         WILMER, CUTLER AND PICKERING               EXECUTIVE VICE PRESIDENT--ADMINISTRATION,
              2445 M STREET, N.W.                         GENERAL COUNSEL AND SECRETARY
            WASHINGTON, D.C. 20037                        U.S. OFFICE PRODUCTS COMPANY
                (202) 663-6000                         1025 THOMAS JEFFERSON STREET, N.W.
                                                                 SUITE 600 EAST
                                                             WASHINGTON, D.C. 20007
                                                                 (202) 339-6700

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

OFFERING CIRCULAR/PROSPECTUS

                                     [LOGO]

            OFFER TO EXCHANGE UP TO 8,889,920 SHARES OF COMMON STOCK
               FOR 5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2001
                 AT A TEMPORARILY REDUCED NOTE CONVERSION PRICE

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
                                YORK CITY TIME,
                         MAY 29, 1998, UNLESS EXTENDED.



    U.S. Office Products Company (the "Company") hereby offers to exchange shares of its common stock, par value $.001 per share (the "Common Stock"), for its outstanding 5 1/2% Convertible Subordinated Notes due 2001 (the "Notes") at an exchange rate that will effectively reduce the conversion price for a period beginning on the date of this Offering Circular/Prospectus and ending at 12:00 midnight, New York City time, on May 29, 1998 or such later date as extended by the Company, in its sole discretion (the "Expiration Date") (such period, the "Exchange Period"). This offer is being made on the terms set forth in this Offering Circular/Prospectus (the "Offering Circular/Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal," which, together with the Offering Circular/Prospectus, constitutes the "Exchange Offer").


    The Notes are currently convertible into shares of Common Stock at a rate of one share for each $19.00 principal amount of the Notes (the "Existing Conversion Price"). During the Exchange Period, holders of the Notes (the "Holders") will be able to exchange the Notes for Common Stock at an exchange rate of 61.843 shares per $1,000 principal amount of the Notes, which effectively reduces the conversion price to $16.17 per share (the "Reduced Conversion Price"). The Company will pay in cash unpaid interest accrued on the Notes through the Expiration Date with respect to all Notes tendered pursuant to the Exchange Offer.

    Holders who exchange pursuant to the Exchange Offer will be able to tender shares they receive upon exchange in a self-tender offer for shares of Common Stock that the Company is making. Holders who exchange also will be able to receive shares of stock of four companies that the Company is spinning off to its stockholders. See "The Strategic Restructuring Plan."


    Upon the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange all Notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. The Exchange Offer will expire on the Expiration Date. Tenders of Notes may be withdrawn at any time on or prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after 40 business days after the date of this Offering Circular/Prospectus.



    As of the date of this Offering Circular/Prospectus, there were $143,750,000 principal amount of the Notes outstanding. The Common Stock is traded on the Nasdaq National Market System under the trading symbol "OFIS." On April 29, 1998, the closing sale price of the Common Stock on the Nasdaq National Market System was $17.81 per share.


    THE COMPANY WILL NOT BE REQUIRED TO COMPLETE THE EXCHANGE OFFER IF THE OBLIGATION OF INVESTOR (AS DEFINED HEREIN) TO MAKE THE EQUITY INVESTMENT IS TERMINATED, OR IF THE COMMITMENT WITH RESPECT TO A PROPOSED NEW CREDIT FACILITY IS TERMINATED. IN ADDITION, THE EXCHANGE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "THE TERMS OF THE EXCHANGE OFFER--CONDITIONS OF THE EXCHANGE
OFFER."                                            [CONTINUED ON FOLLOWING PAGE]
                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS OFFERING CIRCULAR/PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS SHOULD CONSIDER IN EVALUATING WHETHER TO EXCHANGE THEIR NOTES FOR COMMON STOCK PURSUANT TO THE EXCHANGE OFFER.
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR/ PROSEPCTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    BancAmerica Robertson Stephens has been retained to act as Dealer Manager to solicit exchanges of Notes for Common Stock. See "The Terms of the Exchange Offer--Dealer Manager." State Street Bank and Trust Company has been retained to act as the Exchange Agent in connection with the Exchange Offer. MacKenzie Partners, Inc. has been retained to act as Information Agent to assist in connection with the Exchange Offer.
                            ------------------------

                 The Dealer Manager for the Exchange Offer is:


                                     [LOGO]

         The date of this Offering Circular/Prospectus is May 1, 1998.

    None of the Board of Directors of the Company or the Company makes any recommendation to Holders as to whether to tender or refrain from tendering in the Exchange Offer. Holders are urged to consult their financial and tax advisors in making their decisions on what action to take in light of their own particular circumstances.

    In order to participate in the Exchange Offer, Holders must submit a Letter of Transmittal and comply with the other procedures for tendering in accordance with the instructions contained herein and in the Letter of Transmittal prior to the Expiration Date. See "The Terms of the Exchange Offer-- Procedures for Tender of Notes for Exchange."

    The Company expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate the Exchange Offer, and not accept for exchange any Notes and promptly return all Notes at any time for any reason, including (without limitation) upon the failure of any of the conditions specified in "The Terms of the Exchange Offer--Conditions of the Exchange Offer," (ii) waive any condition to the Exchange Offer and accept all Notes previously tendered pursuant to the Exchange Offer, (iii) extend the Expiration Date and retain all Notes tendered pursuant to the Exchange Offer until the Expiration Date, subject, however, to all withdrawal rights of Holders (see "The Terms of the Exchange Offer--Withdrawal Rights") or (iv) amend or modify the terms of the Exchange Offer in any manner. Any amendment applicable to the Exchange Offer will apply to all Notes tendered pursuant to the Exchange Offer. The minimum period during which the Exchange Offer must remain open following a material change in the terms of the Exchange Offer or a waiver by the Company of a material condition of the Exchange Offer, other than a change in the principal amount of Notes being sought or in the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the change or waiver. See "The Terms of the Exchange Offer--Expiration Date; Extension; Amendment; Termination."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") (File No. 0-25372) are incorporated herein by reference:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended April 26, 1997, as amended through the date hereof;

    (b) The Company's Quarterly Reports on Form 10-Q for the periods ended July 26, 1997, October 25, 1997 and January 24, 1998;


    (c) The Company's Current Reports on Form 8-K filed with the Commission on April 22, 1998; April 7, 1998; March 12, 1998; March 9, 1998; February 12, 1998;
January 16, 1998; December 24, 1997; November 24, 1997; November 6, 1997; and July 21, 1997;



    (d) The Company's definitive Proxy Statement on Schedule 14A filed on April 30, 1998; and



    (e) The Company's Registration Statement on Form 8-A, as amended, filed with the Commission on February 13, 1995.


    In addition, all reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), subsequent to the date of effectiveness of the Registration Statement of which this Offering Circular/ Prospectus is a part and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Offering Circular/Prospectus. Any statement contained herein or incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular/Prospectus to the extent that a statement contained or incorporated by reference herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular/Prospectus.

    THIS OFFERING CIRCULAR/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF NOTES, TO WHOM THIS OFFERING CIRCULAR/PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS SHOULD BE MADE BY CONTACTING MARK D. DIRECTOR, EXECUTIVE VICE PRESIDENT-ADMINISTRATION, GENERAL COUNSEL AND SECRETARY, U.S. OFFICE PRODUCTS COMPANY, 1025 THOMAS JEFFERSON STREET, N.W., SUITE 600 EAST, WASHINGTON, D.C. 20007 OR THE INFORMATION AGENT AT THE ADDRESS SET FORTH ON THE BACK PAGE OF THIS OFFERING CIRCULAR/PROSPECTUS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD ALLOW AT LEAST FIVE (5) BUSINESS DAYS FOR DELIVERY.

                            ------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR/PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR/PROSPECTUS NOR ANY EXCHANGE CONTEMPLATED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE RESPECTIVE DATES AS OF WHICH INFORMATION IS GIVE HEREIN.


    The Exchange Offer is not being made to (nor will any tender of Notes for exchange be accepted from or on behalf of) Holders in any jurisdiction in which the making of the Exchange Offer or the acceptance of any tender of Notes for exchange therein would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary for the Company to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to Holders in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

                               TABLE OF CONTENTS


                                                                         PAGE
                                                                        -------
Summary...............................................................      1
Risk Factors..........................................................      7
The Terms of the Exchange Offer.......................................     15
Dividend Policy.......................................................     24
Capitalization........................................................     25
Selected Historical and Pro Forma Financial Data......................     26
The Strategic Restructuring Plan......................................     28
Effect of the Strategic Restructuring Plan on the Conversion Price for
  the Notes...........................................................     44
U.S. Federal Income Tax Considerations................................     45
Description of the Notes..............................................     47
Description of the Common Stock.......................................     58
Legal Matters.........................................................     59
Experts...............................................................     59
Available Information.................................................     60

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE IN THIS OFFERING CIRCULAR/PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "U.S. OFFICE PRODUCTS" OR THE "COMPANY" REFER TO U.S. OFFICE PRODUCTS COMPANY, A DELAWARE CORPORATION, AND ITS SUBSIDIARIES AFTER COMPLETION OF THE STRATEGIC RESTRUCTURING PLAN. CERTAIN OTHER CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS OFFERING CIRCULAR/PROSPECTUS.

    THIS OFFERING CIRCULAR/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS OFFERING CIRCULAR/PROSPECTUS, THE WORDS "ANTICIPATE," "ESTIMATE," "INTEND," "MAY," "WILL," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS." THIS OFFERING CIRCULAR/PROSPECTUS ALSO CONTAINS PRO FORMA FINANCIAL INFORMATION THAT GIVES EFFECT TO CERTAIN EVENTS. SUCH INFORMATION IS NOT NECESSARILY INDICATIVE OF THE RESULTS THAT THE COMPANY WOULD HAVE ATTAINED HAD THE EVENTS OCCURRED AT THE BEGINNING OF THE PERIODS PRESENTED, AS ASSUMED, OR OF THE FUTURE RESULTS OF THE COMPANY.

                                  THE COMPANY


    U.S. Office Products is one of the world's leading suppliers of a broad range of office products and business services to corporate customers. Through its North American Office Products Group ("NAOPG"), U.S. Office Products provides office supplies, office furniture and office coffee, beverage and vending services primarily to middle market companies (25 to 500 employees). Based on current sales, NAOPG is one of the largest contract stationers in the United States. Outside North America, U.S. Office Products' Blue Star Group Limited ("Blue Star") is a leading supplier of office products in New Zealand and Australia, and U.S. Office Products owns a 49% interest in Dudley Stationery Limited ("Dudley"), the second largest contract stationer in the United Kingdom. With its November 1997 acquisition of Mail Boxes Etc. ("MBE"), U.S. Office Products has expanded into the high growth small office and home office market. MBE is the world's largest franchisor of local postal, packaging, business and communications service centers with approximately 3,600 outlets worldwide.


    Since its founding in October 1994, U.S. Office Products has grown primarily through an aggressive acquisition program, which has included the purchase of more than 230 businesses in the United States and internationally. U.S. Office Products has focused on acquiring successful, established companies with experienced management and sales presence in specific geographic, product or service markets. It adheres to a rigorous due diligence and financial review process in acquiring target companies.


    U.S. Office Products is now transitioning into a new stage of development, less reliant on acquisitions and more focused on operational efficiencies, organic growth and improved profit margins. To execute this new strategy, U.S. Office Products is implementing new product, sales and marketing programs to leverage its extensive sales force and its existing distribution channels. U.S. Office Products continues to pursue strategic alliances with well-known companies to enable U.S. Office Products to increase sales by offering a broader selection of services and products, such as its arrangement to distribute Starbucks-Registered Trademark- coffee in the North American office market. In addition, U.S. Office Products is centralizing a number of common business functions, such as purchasing, distribution, inventory management and information systems. Furthermore, U.S. Office Products is systematically consolidating the operations of businesses located within the same geographic areas into large, centrally-located regional warehouses known as district fulfillment centers ("DFCs"). Through DFCs, U.S. Office Products believes it can achieve greater regional efficiencies and economies of scale in purchasing, distribution and asset utilization. At the same time, U.S. Office Products continues to encourage entrepreneurial innovation and management of customer relationships at the local level. U.S. Office Products believes that its organizational structure combines the best elements of both centralized and decentralized management for its business.


    The Company is a Delaware corporation. Its executive offices are located at 1025 Thomas Jefferson Street, N.W., Suite 600 East, Washington, D.C. 20007, and its telephone number is 202-339-6700.


                        THE STRATEGIC RESTRUCTURING PLAN


    The Board of Directors of U.S. Office Products has adopted a comprehensive restructuring plan. The principal elements of the plan (including modifications the Board of Directors has made since first adopting this plan, as so modified, the "Strategic Restructuring Plan") are as follows:



    - EQUITY SELF-TENDER. Pursuant to a self-tender offer, the Company will offer to purchase 37,037,037 shares of its Common Stock, including shares issuable upon exercise of options (vested and unvested) to purchase Common Stock, at $27.00 per share (or, in the case of shares underlying stock options, $27.00 minus the exercise price of such options) (the "Equity Self-Tender"). Holders who exchange their Notes for Common Stock in the Exchange Offer will be able to tender such Common Stock in the Equity Self-Tender. The Equity Self-Tender is expected to commence on May 4, 1998, and to expire on June 1, 1998, unless extended. The Equity Self-Tender will not expire prior to the Expiration Date for the Exchange Offer.



    - SPIN-OFF DISTRIBUTIONS. The Company will distribute to its stockholders the shares of four separate companies: Aztec Technology Partners, Inc., Workflow Management, Inc., School Specialty, Inc., and Navigant International, Inc. (collectively, the "Spin-Off Companies"). The distributions of the shares of the Spin-Off Companies are referred to in this Offering Circular/Prospectus as the "Distributions." The Spin-Off Companies will conduct the Company's former technology solutions, print management, educational supplies and corporate travel services businesses, respectively. Each of the Spin-Off Companies plans to issue additional shares of its common stock in a public offering substantially concurrent with the Distributions. Holders who exchange their Notes for Common Stock in the Exchange Offer will receive stock of the Spin-Off Companies in the Distributions to the extent shares of Common Stock are not tendered and accepted in the Equity Self-Tender and are held on the record date for the Distributions. The record date for the Distributions will be after the expiration date for the Equity Self-Tender.



    - EQUITY INVESTMENT. Pursuant to an investment agreement (the "Investment Agreement"), an affiliate ("Investor") of an investment fund managed by Clayton, Dubilier & Rice, Inc. ("CD&R"), a private investment firm, will acquire for $270.0 million Common Stock representing 24.9% of the outstanding equity of the Company (after giving effect to the Equity Self-Tender and such investment) and warrants to purchase additional Common Stock (the "Equity Investment").



    The Strategic Restructuring Plan was adopted in light of the Company's movement into a new stage of development, less reliant on acquisitions and more focused on growth through improvements in and expansion of existing operations. The Company believes that the Strategic Restructuring Plan will benefit the Company by focusing U.S. Office Products' business on a complementary group of businesses and permitting management to implement operational improvements in its core business. It will also bring to the Company's core business the managerial assistance and support of CD&R. For a more detailed description of the Strategic Restructuring Plan, see "The Strategic Restructuring Plan."



    In connection with the Strategic Restructuring Plan and subject to stockholder approval, the Company plans to undertake a one-for-four reverse stock split to be effective upon completion of all other elements of the Strategic Restructuring Plan.

    In conjunction with the Strategic Restructuring Plan, the Company plans to undertake the following financing transactions (together with the Exchange Offer, the "Financing Transactions") in addition to the Exchange Offer:


    - NEW CREDIT FACILITY. Pursuant to a commitment letter from a group of lenders, the Company plans to enter into a new $1.225 billion senior credit facility (the "Credit Facility").



    - SUBORDINATED DEBT OFFERING. The Company plans to issue and sell at least $400.0 million in Senior Subordinated Notes in a private placement (the "Subordinated Debt Offering" and, together with borrowings under the Credit Facility, the "New Borrowings").



    - 2003 NOTES TENDER OFFER. The Company plans to offer to purchase any and all of its $230.0 million outstanding 5 1/2% Convertible Subordinated Notes Due 2003 (the "2003 Notes") for a purchase price of 94.5% of the principal amount, plus accrued interest (the "2003 Note Tender").



    The Company intends to use the proceeds of the Equity Investment and the New Borrowings to refinance the Company's existing credit facility, to pay the purchase price of the Equity Self-Tender and the 2003 Note Tender, and to pay fees and expenses incurred in connection with the Strategic Restructuring Plan and the Financing Transactions. For a more detailed discussion of the Financing Transactions, see "The Strategic Restructuring Plan--Financing Transactions."

                               THE EXCHANGE OFFER


Securities subject to the Exchange
  Offer..................................  U.S. Office Products Company 5 1/2% Convertible
                                           Subordinated Notes due 2001.

Exchange Ratio...........................  61.843 shares of Common Stock per $1,000 principal amount of the Notes.

Reduced Conversion Price.................  The Exchange Ratio effectively reduces the
                                           Conversion Price for Holders tendering their
                                           Notes pursuant to the Exchange Offer to $16.17
                                           principal amount of the Notes per share of
                                           Common Stock for the Exchange Period.

Purpose..................................  To induce the exchange of the Notes prior to their maturity, and thereby (i) reduce the
                                           amount of cash the Company otherwise could be
                                           required to pay to retire the Notes in 2001 and
                                           (ii) minimize the dilutive effect of the
                                           issuance of Common Stock upon conversion of the
                                           Notes if they were converted after the
                                           completion of the Strategic Restructuring Plan.

Exchange Period..........................  From May 1, 1998 through 12:00 midnight, New
                                           York City time, on May 29, 1998, unless extended
                                           by the Company, in its sole discretion (the
                                           latest date and time to which extended, the
                                           "Expiration Date"). The Exchange Offer will
                                           expire on the Expiration Date. See "The Terms of
                                           the Exchange Offer--Expiration Date; Extension;
                                           Amendment; Termination."

Withdrawal Rights........................  Tenders of Notes may be withdrawn at any time on or prior to the Expiration Date and, unless
                                           accepted for exchange by the Company, may be
                                           withdrawn at any time after 40 business days
                                           after the date of this Offering
                                           Circular/Prospectus. Withdrawal can be effected
                                           by delivering a written notice of such
                                           withdrawal to the Exchange Agent in conformity
                                           with certain procedures set forth below under
                                           "The Terms of the Exchange Offer--Withdrawal
                                           Rights."

Extension; Amendment; Termination........  The Company expressly reserves the right to (i)
                                           extend, amend or modify the terms of the
                                           Exchange Offer in any manner, and (ii) withdraw
                                           or terminate the Exchange Offer and not accept
                                           for exchange any Notes, at any time for any
                                           reason. See "The Terms of the Terms of the
                                           Exchange Offer--Expiration Date; Extension;
                                           Amendment; Termination."

Conditions to the Exchange Offer.........  The Exchange Offer is conditioned upon
                                           Investor's obligation to make the Equity
                                           Investment not having been terminated, the
                                           commitment with respect to the Credit Facility
                                           not having been terminated, as well as certain
                                           other conditions. See "The Terms of the Exchange
                                           Offer--Conditions of the Exchange Offer."

Fractional Shares........................  No fractional shares will be issued upon exchange of Notes pursuant to the Exchange
                                           Offer. If any fractional share of stock
                                           otherwise would be issuable upon the exchange of
                                           any Note, the Company will pay the

                                           exchanging Holder an amount equal to such
                                           fractional share times the Current Market Price
                                           (as defined in this Offering
                                           Circular/Prospectus) on the last trading day
                                           prior to the date of exchange. See "The Terms of
                                           the Exchange Offer--Terms of the Offer."

Accrued Interest.........................  The Company will pay in cash unpaid interest accrued on the Notes through the Expiration Date
                                           with respect to all Notes exchanged pursuant to
                                           the Exchange Offer. See "The Terms of the
                                           Exchange Offer--Terms of the Offer."

Dealer Manager...........................  BancAmerica Robertson Stephens.

Exchange Agent...........................  State Street Bank & Trust Company.

Information Agent........................  MacKenzie Partners, Inc.

How to Exchange Notes....................  Any holder of Notes wishing to exchange Notes in the Exchange Offer should: (A)(i) complete and
                                           sign the Letter of Transmittal attached to this
                                           Offering Circular/ Prospectus (the "Letter of
                                           Transmittal"), and (ii) tender the original Note
                                           and the Letter of Transmittal to the Exchange
                                           Agent or (B) follow the procedures for book-
                                           entry delivery set forth in "The Terms of the
                                           Exchange Offer--Procedures for Tender of Notes
                                           for Exchange." Note that there is no provision
                                           for notice of guaranteed delivery with respect
                                           to the Exchange Offer.

Acceptance of Notes and Delivery of
  Securities.............................  Upon the terms and subject to the conditions of the Exchange Offer, the Exchange Agent will
                                           deliver the registered certificates for the
                                           shares of Common Stock (or appropriate credit to
                                           the account of such Holder at the Depository
                                           Trust Company ("DTC") with respect to such
                                           shares of Common Stock) issuable upon exchange
                                           of the Notes as soon as practicable after the
                                           Expiration Date. See "The Terms of the Exchange
                                           Offer-- Exchange of Notes."

Special Procedures for Beneficial
  Owners.................................  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial
                                           bank, trust company, or other nominee and who
                                           wishes to exchange should contact such
                                           registered Holder promptly and instruct such
                                           registered Holder to tender the Notes on such
                                           beneficial owner's behalf. If such beneficial
                                           owner wishes to exchange on its own behalf, such
                                           owner must, prior to completing and executing a
                                           Letter of Transmittal and delivering its Notes,
                                           make appropriate arrangements to register the
                                           ownership of such Notes in such owner's name.
                                           The transfer of registered ownership may take
                                           considerable time and may not be able to be
                                           completed prior to the Expiration Date. See "The
                                           Terms of the Exchange Offer--Procedures for
                                           Tender of Notes for Exchange."

Notes not Tendered or Accepted for
  Exchange...............................  Holders who do not exchange their Notes in the

                                           Exchange Offer or whose Notes are not accepted
                                           for exchange will continue to hold such Notes
                                           and will be entitled to all the rights, and will
                                           be subject to all of the limitations, applicable
                                           thereto. See "The Terms of the Exchange
                                           Offer--Market and Trading Information" and
                                           "Description of the Notes." To the extent that a
                                           significant amount of Notes are exchanged in the
                                           Exchange Offer, a Holder's ability to sell Notes
                                           not tendered for exchange could be adversely
                                           affected. See "Risk Factors--Limited Trading
                                           Market." The Conversion Price will be $19.00 per
                                           share, adjusted to take account for the Equity
                                           Self-Tender, the Distributions, and the reverse
                                           stock split. See "Effect of the Strategic
                                           Restructuring Plan on the Conversion Price for
                                           the Notes."

Risk Factors.............................  A decision to exchange Notes for Common Stock pursuant to the Exchange Offer involves certain
                                           risks, including, among others, the following:
                                           risks arising from the significant additional
                                           indebtedness that the Company will incur in
                                           completing the Strategic Restructuring Plan,
                                           risks associated with changing the Company's
                                           strategic focus, and risks related to the
                                           Company's acquisition program. See "Risk
                                           Factors."

Tax Considerations of Exchange...........  Wilmer, Cutler & Pickering has opined that for
                                           U.S. federal income tax purposes, the exchange
                                           of Notes for Common Stock will be a
                                           recapitalization that is tax-free to holders of
                                           Notes (except with respect to cash received in
                                           lieu of fractional shares and in respect of
                                           unpaid interest accrued on the Notes through the
                                           Expiration Date not previously included in
                                           income). See "U.S. Federal Income Tax
                                           Considerations." This opinion is based in part
                                           on the fact that the Company will not complete
                                           the Distributions unless Wilmer, Cutler &
                                           Pickering delivers an opinion at the time of the
                                           Distributions stating that the Distributions
                                           will qualify as tax-free spin-offs under Section
                                           355 of the Internal Revenue Code of 1986, as
                                           amended (the "Code"). See "The Strategic
                                           Restructuring Plan--U.S. Federal Income Tax
                                           Consequences of the Distributions."

                                  RISK FACTORS

    HOLDERS WHO ARE CONSIDERING EXCHANGING THEIR NOTES PURSUANT TO THE EXCHANGE OFFER SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION INCLUDED IN THIS OFFERING CIRCULAR/PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, IN EVALUATING WHETHER TO EXCHANGE THEIR NOTES FOR SHARES OF COMMON STOCK.

SUBSTANTIAL INDEBTEDNESS OF THE COMPANY; ABILITY TO SERVICE DEBT


    The Company will incur substantial indebtedness in connection with the Strategic Restructuring Plan and the Financing Transactions and will thereby become highly leveraged. At January 24, 1998, the Company had outstanding approximately $714.5 million in indebtedness consisting of bank loans, convertible subordinated notes, and capital leases. As a result of the Strategic Restructuring Plan and the Financing Transactions, the Company's total indebtedness will increase by approximately $441.0 million to approximately $1,155.5 million, assuming that all Notes are exchanged and all 2003 Notes are tendered and accepted for purchase in the 2003 Note Tender. Any Notes that remain outstanding will increase the amount of outstanding debt. Any Notes that are not exchanged will be subordinated to all of the additional indebtedness incurred in connection with the Financing Transactions, except the $400.0 million of Senior Subordinated Notes the Company plans to issue in the Subordinated Debt Offering and any of the 2003 Notes that remain outstanding after the 2003 Note Tender, each of which will rank PARI PASSU with the Notes. See "Description of the Notes--Subordination."



    The Company's high leverage could have material consequences to the Company, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes may be impaired or any such financing may not be available on terms favorable to the Company; (ii) a substantial portion of the Company's cash flow will be required for debt service and, as a result, will not be available for its operations and other purposes; (iii) a substantial decrease in net operating cash flows or an increase in expenses could make it difficult for the Company to meet its debt service requirements or force it to modify its operations or sell assets; (iv) the Company's ability to withstand competitive pressures may be limited; and (v) the Company's level of indebtedness could make it more vulnerable to economic downturns, and reduce its flexibility in responding to changing business and economic conditions. In addition, the Company's borrowings under the Credit Facility are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates. If the Company is unable to service its indebtedness, it may be forced to pursue one or more alternative strategies, such as selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. The Company's management does not have experience to date operating a business with a substantial amount of leverage.



    Historically, the Company has funded its capital requirements by debt financings and the sale of Common Stock. Future sales of Common Stock may be subject to limitations on the number of shares the Company can issue without jeopardizing the tax-free treatment for the Distributions. See "--Potential Limitations on Stock Issuances" and "--Potential Liability for Taxes Related to the Distributions." In addition, the Credit Facility and the indenture governing the Senior Subordinated Notes are expected to contain restrictions on the incurrence of additional indebtedness. See "--Risks Arising from Restrictions in Agreements Relating to Indebtedness."



    The ability of the Company to meet its debt service and other obligations (including compliance with financial covenants) will be dependent upon the future performance of the Company and its cash flow from operations, which will be subject to prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. These factors could include general economic conditions, operating difficulties, increased operating costs, product pricing pressures, potential revenue instability arising from cost savings initiatives or other factors, labor relations, the response of competitors or customers to the Company's business strategy or projects and delays in implementation of the Company's business strategy.

LIMITED TRADING MARKET

    The Notes were issued in February 1996, and there currently is a limited trading market for the Notes. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers to obtain the best available information as to current market prices.

    To the extent that Notes are tendered and accepted for exchange in the Exchange Offer, the trading market for Notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Notes. The extent of the public market and the availability of price quotations would depend upon a number of factors, including the number of holders of Notes remaining at such time. An issue of securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Notes that are not tendered for exchange in the Exchange Offer may be affected adversely to the extent that the amount of Notes exchanged pursuant to the Exchange Offer reduces the float. The reduced float also may tend to make the trading prices of the Notes that are not exchanged more volatile.


RISKS ARISING FROM RESTRICTIONS IN AGREEMENTS RELATING TO INDEBTEDNESS



    The Credit Facility and the indenture governing the Senior Subordinated Notes are expected to impose significant operating and financial restrictions on the Company. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness and certain types of indebtedness, create liens, engage in transactions with stockholders and affiliates, sell assets, issue capital stock of subsidiaries or engage in mergers or acquisitions. In addition, the Credit Facility is expected to require that the Company maintain certain financial ratios. These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in the Company's business or the economy in general, or otherwise conduct necessary corporate activities.


RISKS RELATED TO CHANGE IN STRATEGIC FOCUS AND BUSINESS AND GROWTH STRATEGIES


    The Company was founded in October 1994 and conducted no operations prior to the acquisition of its founding companies in February 1995. Since that time, the Company has grown primarily through an aggressive acquisition strategy. The Company is now transitioning into a new stage of development, less reliant on acquisitions and more focused on operational efficiencies, organic growth and improved profit margins. The Company's ability to achieve these objectives will depend on a number of factors, including its ability to generate increased revenues and margins in existing businesses, its ability to continue to integrate existing operations and new acquisitions without substantial delays or other problems, and achievement of operating improvements and cost reductions. In particular, the Company's ability to achieve operating improvements will depend on successful implementation of its plans to establish DFCs in the United States. There can be no assurance that these efforts to achieve operating improvements will be successful or will result in anticipated levels of cost savings and efficiencies or growth in revenues and margins. See "Business--Business Strategies."



CHALLENGES OF BUSINESS INTEGRATION; RISKS RELATED TO ACQUISITIONS



    Historically, the Company has grown substantially through acquisitions. The Company's aggressive acquisition program has produced a significant increase in revenues, employees, facilities and distribution systems. While the Company's decentralized management strategy, together with operating efficiencies resulting from the elimination of duplicative functions and economies of scale, may present opportunities to reduce costs, such strategies may initially require additional expenditures to expand operational and financial systems and corporate management administration. Because of the various costs and possible cost-saving strategies, historical operating results may not be indicative of future performance. There also can be no assurance that the pace of the Company's acquisitions will not adversely affect efforts to implement cost-saving and integration strategies and to manage operations and acquisitions profitably. Additionally, attempts to achieve economies of scale through cost cutting and lay-offs of existing personnel may, at least in the short term, have an adverse impact upon the Company. Delays in implementing planned integration and consolidation strategies, or the failure of such strategies to achieve anticipated cost savings, also could have an adverse effect on the Company's results of operations and financial condition. In addition, there can be no assurance that the Company's management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the increasing size and scope of the Company's operations and its continuing acquisition activity.



    The Company intends to pursue selected acquisition opportunities; however, no assurance can be given that the Company will identify, finance and complete additional suitable acquisitions on acceptable terms, or that future acquisitions, if completed, will be successful. Moreover, the amount of capital stock the Company can issue as consideration for future acquisitions without jeopardizing the tax-free treatment of the Distributions will be limited in the near-term. See "--Potential Liability for Taxes Related to the Distributions". The Company will likely incur additional debt to finance any additional acquisitions. In addition, acquired companies may not achieve future revenues and profitability levels that justify the prices that the Company paid to acquire them. Acquisitions also may involve a number of risks that could have a material adverse effect on future operations and financial performance, including diversion of management's attention; unanticipated declines in revenues or profitability following acquisitions; difficulties with the retention, hiring and training of key personnel; risks associated with unanticipated business problems or legal liabilities; and the amortization of acquired intangible assets, such as goodwill.


RISKS RELATING TO INABILITY TO USE POOLING-OF-INTEREST ACCOUNTING TREATMENT FOR
  FUTURE ACQUISITIONS

    As a result of the Equity Self-Tender and the Distributions, the Company will be precluded from completing business combinations under the pooling-of-interests accounting method for a period up to 6-9 months. Any business combinations that the Company completes during this period will have to be accounted for under the purchase method. Under the purchase method of accounting, the Company will have to record goodwill for each such acquisition, in an amount equal to any excess of the purchase price paid for the acquired company over the fair market value of the acquired company's net assets. Under the pooling-of-interests method, no goodwill is recorded in connection with the acquisition of a pooled company, and there is no corresponding expense associated with the amortization of such goodwill.

HIGHLY COMPETITIVE MARKETS


    The Company operates in a highly competitive environment. It generally competes with a large number of smaller, independent companies, many of which are well-established in their markets. In addition, in the United States, the NAOPG competes with five large office products companies, each of which may have greater financial resources than the Company. Several of the Company's large competitors operate in many of its geographic and product markets, and other competitors may choose to enter its geographic and product markets in the future. In addition, as a result of this competition, the Company may lose customers or have difficulty acquiring new customers. As a result of competitive pressures in the pricing of products, the Company's revenues or margins may decline. The highly leveraged nature of the Company after the Strategic Restructuring Plan and the Financing Transactions could limit the Company's ability to continue to make necessary or desirable investments or capital expenditures, to compete effectively and to respond to market conditions.



    The Company faces significant competition to acquire additional businesses as the office products industry undergoes continuing consolidation. Competition is expected to increase in the domestic and international markets that the Company serves or is planning to enter as consolidation occurs (or accelerates) in those markets. A number of the Company's major competitors are actively pursuing acquisitions on a global basis.


FOREIGN OPERATIONS; EXCHANGE RATE FLUCTUATIONS


    Management intends to continue to focus significant attention and resources on international operations and expects foreign revenues to continue to represent a significant portion of the Company's total revenues. The factors described in this section that apply to the Company's domestic operations generally may also affect the Company's foreign operations. In addition, the Company's foreign operations are subject to a number of other risks, including fluctuations in currency exchange rates; new and different legal and regulatory requirements in local jurisdictions; tariffs and trade barriers; potential difficulties in staffing and managing local operations; credit risk of local customers and distributors; potential difficulties in protecting intellectual property; potential imposition of restrictions on investments; potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries; and local economic, political and social conditions, including the possibility of hyper-inflationary conditions, in certain countries. There can be no assurance that one or a combination of these factors will not have a material adverse impact on the Company's ability to maintain or increase its foreign sales or on its business, financial condition or results of operations.



    Over 34% of the Company's consolidated revenues for the nine months ended January 24, 1998 were generated from the Company's international operations and are denominated in currencies other than United States dollars. The Company's results of operations have been and may continue to be impacted by the exchange rate of the international operations' currencies into United States dollars. Devaluation has adversely affected the return on the Company's investment in its New Zealand and Australian operations. If the exchange rates stabilize at current rates or continue to decline, the Company's return on assets and equity from its New Zealand and Australian operations will continue to be depressed. The Company expects that it will incur additional costs with respect to accessing cash flows from international operations, including such items as New Zealand and Australian withholding taxes and other taxes and foreign currency hedging costs. In addition, the Company's results of operations could be further impacted by fluctuations in the New Zealand and Australian exchange rates as a result of the structure of certain financing alternatives currently being evaluated by the Company.



    Substantially all of the Company's indebtedness is denominated in U.S. dollars. As a result, declines relative to the U.S. dollar in the value of the currencies in which the Company's revenues are generated may materially adversely affect the Company's business, financial condition and results of operations and the ability of the Company to meet its obligations under agreements relating to its indebtedness.


RISKS RELATING TO DEPENDENCE OF MAIL BOXES ETC. ON BUSINESS OF UPS AND FRANCHISE
  RELATIONSHIPS


    Various factors may affect the Company's Mail Boxes Etc. ("MBE") business. The Company estimates that a significant percentage of the gross sales of a typical MBE retail center in the United States are attributable to services provided by United Parcel Service ("UPS"). In addition, the Company estimates that the vast majority of general ground shipping from MBE retail centers in the United States is done through UPS. As such, UPS is a key vendor for MBE. If UPS were to raise its prices to MBE or otherwise materially adversely change the terms on which it provides shipping services for MBE retail centers or if UPS cannot provide service or provides limited services, as it did during a 1997 strike by UPS employees, the revenues of MBE could be materially and adversely affected. MBE conducts its business principally through franchisees or licensees, with the result that MBE has limited control over franchisee operations and is subject to significant government regulation of its legal relationships with franchisees that limits the control that MBE has over its franchisees. MBE also faces growing competition from the United States Postal Service as it establishes postal service centers located in shopping centers and other locations to compete against MBE and other similar retail service centers.

RELIANCE ON KEY PERSONNEL


    The Company's operations will depend on the continued efforts of its senior executive officers, including Thomas Morgan, President and Chief Executive Officer, and the senior management of certain of its subsidiaries. If any of these individuals becomes unable to continue in his or her present role, or if the Company is unable to attract and retain other skilled employees, its business could be adversely affected. The Company intends to obtain key person life insurance covering Thomas Morgan, but does not intend to obtain key person life insurance covering any other members of senior management.


INTANGIBLE ASSETS


    As of January 24, 1998, approximately $917.0 million, or 45.4% of the Company's total assets on a pro forma basis to reflect the Equity Self-Tender, the Distributions, the Equity Investment, the Financing Transactions and purchase acquisitions completed subsequent to January 24, 1998 as if such transactions had occurred on January 24, 1998, represented intangible assets, the substantial majority of which was goodwill. As a result, a substantial portion of the value of the Company's assets may not be available to repay creditors in the event of a bankruptcy or dissolution of the Company.



INCREASE IN OUTSTANDING SHARES AND INABILITY TO DETERMINE CONVERSION PRICE



    To the extent that Notes are exchanged for Common Stock, the number of shares of Common Stock outstanding will increase. At March 26, 1998, there were approximately 133.2 million shares of Common Stock outstanding. If all Notes are exchanged, the total shares outstanding will increase by approximately 8.9 million to 142.1 million. If those shares are tendered in the Equity Self-Tender, that in turn will decrease the percentage of all outstanding shares that will be accepted in the Equity Self-Tender. The increase in number of shares outstanding resulting from the exchange will also increase the number of shares of each Spin-Off Company that will be issued in the Distributions, which could result in a reduction in the trading prices of the shares of the Spin-Off Companies as compared to the trading prices that might have been realized if no exchanges had occurred before the Distributions. On the other hand, to the extent Notes are not exchanged prior to the Equity Self-Tender and the Distributions, then the number of shares into which they can be converted will be increased as a result of the anti-dilution provisions in the Indenture. See "Effect of the Strategic Restructuring Plan on the Conversion Price for the Notes." The number of shares of Common Stock issuable upon conversion of the 2003 Notes outstanding after the 2003 Note Tender will similarly be adjusted. Accordingly, the number of shares represented by convertible notes after completion of the Strategic Restructuring Plan and the Financing Transactions cannot be determined at this time and will not be determined prior to the Expiration Date.



    Even if the Strategic Restructuring Plan is not completed, the exchange of Notes pursuant to the Exchange Offer will result in a dilution of earnings per share and a potential adverse impact on the trading price of the Common Stock. This dilution will be greater than would otherwise result if the Notes were converted at the Existing Conversion Price. See "--Failure to Complete Strategic Restructuring Plan."



    As a result of the Strategic Restructuring Plan, the number and exercise price of existing stock options held by the Company's employees will be adjusted pursuant to a formula based on the market prices of the Common Stock around the time of the Distributions and cannot be determined at this time. Nevertheless, the Company expects that the adjustment will increase the percentage interests represented by such options. See "The Strategic Restructuring Plan--Adjustment to Employee Stock Options." However, the Company's employees are eligible to tender shares underlying options (both vested and unvested) in the Equity Self-Tender and, to the extent shares underlying tendered options are purchased, the percentage interest represented by options outstanding after the Strategic Restructuring Plan will be less than it otherwise would have been.

IMPACT OF THE STRATEGIC RESTRUCTURING PLAN ON TRADING PRICES OF COMMON STOCK


    There can be no assurance as to the prices at which the Common Stock will trade after the Strategic Restructuring Plan is completed. The plan consists of a number of elements that involve major changes to the assets and capital structure of the Company. Upon completion of these transactions, the trading price of the Common Stock is likely to be substantially lower to reflect the cash distributions that will occur in the Equity Self-Tender and the distribution of assets in the Distributions. The actual adjustment that will be made by the market based on its valuation of the parts of the Strategic Restructuring Plan cannot be predicted. The Company expects that an active market for its Common Stock will continue on the Nasdaq National Market System, but the trading prices may be affected in the short or long run by a number of factors in addition to those that typically affect the trading prices of stocks. These special factors may include: reduced public float, trades by investors seeking to change their relative ownership positions in the stock of the Company and each Spin-Off Company, uncertainty in the marketplace about the impact of the Strategic Restructuring Plan on the Company's future operating results, possible trading strategies by investors seeking to arbitrage disparities in pricing between the Common Stock and the stock of each Spin-Off Company, and increased market volatility resulting from market uncertainty or confusion about the transactions or their impact on the Company.


EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares of Common Stock. Investor will hold shares of Common Stock representing 24.9% of shares outstanding after the issuance of such shares to Investor, and warrants to purchase an equal number of shares (plus additional shares in certain circumstances). The Investment Agreement restricts Investor's ability to sell these shares or warrants, but when these restrictions expire (or if they are waived) Investor may sell these shares or warrants. Additional shares may be issued either in connection with acquisitions by the Company or upon exercise of outstanding options, options that may be issued in the future, and warrants. The sale of shares upon exercise of options or by Investor, or the perception that such sales could occur, may have an adverse effect on the trading price of the Common Stock if a significant number of shares become available over a limited period of time.

ABILITY OF INVESTOR TO INFLUENCE MANAGEMENT


    As part of the Strategic Restructuring Plan, Investor will acquire shares of Common Stock amounting to 24.9% of the outstanding shares of the Common Stock after giving effect to the Equity Self-Tender and to the issuance of such shares. Investor will also purchase various warrants that give it the right to acquire additional shares of Common Stock in the future. Such warrants will include warrants that will give it the right to buy one share of Common Stock of the Company for each share purchased by Investor in the Equity Investment. If no currently outstanding stock options are exercised, exercise of these warrants would give Investor ownership of approximately 39.9% of the Common Stock of the Company after implementation of the Strategic Restructuring Plan (assuming that all of the Notes are exchanged in the Exchange Offer and all of the 2003 Notes are tendered and accepted for purchase in the 2003 Note Tender). Investor will have, among other things, the right (subject to certain conditions) to nominate three of the nine members of the Company's Board of Directors (the "Board"), including the Chairman of the Board. Investor will retain the right to nominate three members of the Board and to designate the Chairman of the Board until Investor's level of ownership of Common Stock declines by more than one-third. In addition, certain Board decisions will be subject to super-majority voting provisions that, in certain circumstances, may require the concurrence of at least one director nominated by Investor. The super-majority voting provisions require the affirmative vote of three-fourths of the Board for certain decisions such as sale of certain equity securities; any merger, tender offer involving the Company's equity securities or sale, lease or disposition of all or substantially all of the Company's assets or other business combination involving the Company; any dissolution or partial liquidation of the Company; and certain changes to the Company's charter and by-laws. These super-majority Board voting requirements may give Investor the ability to block the approval of certain actions requiring the super-majority vote of the Board. In addition, Investor's significant ownership of the Common Stock may permit Investor to influence significantly matters requiring the approval of the Company's stockholders. See "The Strategic Restructuring Plan---Equity Investment."

POTENTIAL LIABILITY FOR CERTAIN LIABILITIES OF THE SPIN-OFF COMPANIES


    As part of the Strategic Restructuring Plan, the Spin-Off Companies are expected to indemnify the Company for certain liabilities that the Company could incur relating to the Distributions, the operations of the Spin-Off Companies and other matters. There can be no assurance that the Spin-Off Companies will be able to satisfy any such indemnities, and the Company may therefore incur such liabilities even if they arose out of the activities of the Spin-Off Companies. The Company could be adversely affected if in the future the Spin-Off Companies are unable to satisfy these obligations. See "The Strategic Restructuring Plan--Distributions--Distribution Agreement." In addition, the Company has agreed to indemnify Investor and its affiliates against losses resulting from any of the Spin-Off Companies failing to satisfy their indemnity obligations to the Company.


POTENTIAL LIABILITY FOR TAXES RELATED TO THE DISTRIBUTIONS


    Wilmer, Cutler & Pickering expects to deliver an opinion (the "Spin-Off Opinion") at the time of the Distributions stating that for U.S. federal income tax purposes, the Distributions will qualify as tax-free spin-offs under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and will not be taxable under Section 355(e). The Company will not complete the Distributions unless it receives the Spin-Off Opinion. The Spin-Off Opinion will be based on the accuracy as of the time of the Distributions of factual representations made by the Company, the Spin-Off Companies and Investor, and certain other information, data, documentation and other materials that Wilmer, Cutler & Pickering has deemed necessary. See "The Strategic Restructuring Plan--U.S. Federal Income Tax Consequences of the Distributions."



    The Spin-Off Opinion will represent Wilmer, Cutler & Pickering's best judgment of how a court would rule. However, the Spin-Off Opinion is not binding upon either the Internal Revenue Service ("IRS") or any court. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Distributions. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the Spin-Off Opinion.



    If a Distribution fails to qualify as a tax-free spin-off under Section 355 of the Code, the Company will recognize gain equal to the difference between the fair market value of the Spin-Off Company's common stock on the effective date of the Distribution (the "Distribution Date") and the Company's adjusted tax basis in the Spin-Off Company's common stock on the Distribution Date. In addition, each stockholder of the Company will be treated as having received a taxable corporate distribution in an amount equal to the fair market value (on the Distribution Date) of the Spin-Off Company's common stock distributed to such stockholder. If the Company were to recognize gain on one or more Distributions, such gain would likely be substantial.



    If a Distribution is taxable under Section 355(e), but otherwise satisfies the requirements for a tax-free spin-off, the Company will recognize gain equal to the difference between the fair market value of the Spin-Off Company's common stock on the Distribution Date and the Company's adjusted tax basis in the Spin-Off Company's common stock on the Distribution Date. However, no gain or loss will be recognized by holders of Common Stock (except with respect to cash received in lieu of fractional shares). If the Company were to recognize gain on one or more Distributions, such gain would likely be substantial.

POTENTIAL LIMITATIONS ON STOCK ISSUANCES



    Certain limitations under Section 355 of the Code may restrict the Company's ability to issue capital stock after the Distributions. As described below under "The Strategic Restructuring Plan -- U.S. Federal Income Tax Consequences of the Distributions," these limitations will generally prevent the Company from issuing capital stock to the extent the issuance is part of a plan or series of related transactions that includes one or more of the Distributions and pursuant to which one or more persons acquires capital stock of the Company that represents 50% or more of the voting power or 50% or more of the value of the Company's capital stock. These limitations may restrict the Company's ability to undertake transactions involving issuances of capital stock of the Company that management otherwise believes would be beneficial.


FAILURE TO COMPLETE STRATEGIC RESTRUCTURING PLAN


    The Exchange Offer is not subject to all of the same conditions as the Equity Self-Tender and the other elements of the Strategic Restructuring Plan. Accordingly, it is possible that a Holder could exchange its Notes under circumstances where all or part of the Strategic Restructuring Plan is not completed. Such an exchanging Holder would then hold Common Stock without the opportunity to sell shares in the Equity Self-Tender or to receive shares of the Spin-Off Companies in the Distributions. Moreover, failure to complete the Strategic Restructuring Plan, or parts of it, could have a material adverse effect on the Company and its stockholders. The Company would have to continue to operate the businesses of the Spin-Off Companies or otherwise dispose of them. As a result of the announcement of the Strategic Restructuring Plan, the Company's reported earnings will be reduced by the loss of pooling-of-interests accounting treatment for many transactions. In addition, in certain circumstances the Company could be obligated to pay a termination fee of $25.0 million to CD&R if the Equity Investment is not completed. The Strategic Restructuring Plan is subject to numerous conditions, and there can be no assurance that any or all of its elements will be completed or that the agreements among the Company and the Spin-Off Companies, which are in the process of being negotiated, will contain the terms described in "The Strategic Restructuring Plan--Distributions."


YEAR 2000 COMPLIANCE

    The Company is currently reviewing the year 2000 compliance of software that it uses in its business. The Company's Trinity System, which it is currently installing throughout its North American Office Products Group operations as the core operations system, is year 2000 compliant. However, the Company's operating subsidiaries are, in some cases, using billing or other software that is not year 2000 compliant. Based upon information that the Company has collected from its operating subsidiaries, it expects to be able to achieve year 2000 compliance in 1999 and does not expect that the cost of making necessary adaptations will be material to the Company. If the Company cannot make the necessary adaptations on a timely basis, or if the costs are greater than expected, the Company's business could be adversely affected.


RISKS RELATED TO AN INVESTMENT IN THE SPIN-OFF COMPANIES



    Holders who exchange Notes for Common Stock in the Exchange Offer will receive common stock of the Spin-Off Companies in the Distributions to the extent shares are not tendered and accepted in the Equity Self-Tender and are held on the record date for the Distributions. An investment in the common stock of the Spin-Off Companies involves significant risks. For a discussion of these risks, see "Risk Factors" in each of the information statements filed in connection with the Distributions, copies of which will be distributed to Holders no less than ten (10) days prior to the expiration date of the Equity Self-Tender.

                        THE TERMS OF THE EXCHANGE OFFER

GENERAL


    Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Neither the Board of Directors nor the Company makes any recommendation to Holders as to whether to tender or refrain from tendering in the Exchange Offer. Holders are urged to consult their financial and tax advisors in making their own decisions on what action to take in light of their own particular circumstances.


PURPOSE OF THE OFFER


    The Company has effectively reduced the conversion price of the Notes during the Exchange Period through the Exchange Offer in order to induce Holders to exchange their Notes for Common Stock prior to maturity and thereby (i) reduce the amount of cash the Company otherwise could be required to pay to retire the Notes in 2001 and (ii) minimize the dilutive effect of the issuance of Common Stock upon conversion of the Notes if they were converted after completion of the Strategic Restructuring Plan.


TERMS OF THE OFFER


    Subject to the terms and conditions of the Exchange Offer, U.S. Office Products is offering to exchange shares of Common Stock for Notes at an Exchange Ratio of 61.843 shares per $1,000 principal amount of the Notes. For Holders tendering their Notes for exchange pursuant to the Exchange Offer, the Exchange Offer effectively reduces the aggregate principal amount of the Notes that must be surrendered to receive one share of Common Stock from $19.00 per share to $16.17 per share.



    Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange the Notes at the Exchange Ratio for any and all Notes that are properly tendered and not withdrawn during the Exchange Period. As of the date of this Offering Circular/Prospectus, the total principal amount of the Notes outstanding was $143,750,000. If all Notes are exchanged during the Exchange Period, approximately 8,890,000 shares of Common Stock will be issued upon exchange of the Notes. If the Exchange Offer were not in effect, approximately 7,565,800 shares of Common Stock would be issuable upon conversion of the Notes (assuming all of such Notes were converted prior to completion of the Strategic Restructuring Plan).


    The Company shall be deemed to have accepted validly tendered Notes (or defectively tendered Notes with respect to which the Company has waived such defect) when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Common Stock from the Company and remitting such Common Stock to tendering Holders. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Common Stock in exchange for Notes will be made as promptly as practicable after the Expiration Date.

    No fractional shares will be issued upon exchange of Notes pursuant to the Exchange Offer. If any fractional share of stock otherwise would be issuable upon the exchange of any Note, the Company shall pay the exchanging Holder an amount equal to such fractional share multiplied by the Current Market Price on the last trading day prior to the date of exchange. "Current Market Price" is defined in the Indenture, and generally means the average of the daily closing prices per share of Common Stock for the ten consecutive trading days immediately prior to the last trading day prior to the date of conversion.

    The Company will pay to all Holders who tender Notes for exchange pursuant to the Exchange Offer unpaid interest accrued on the Notes through the Expiration Date, irrespective of the date on which Notes are tendered for exchange. The unpaid interest will be paid in cash promptly after the exchange pursuant to the Exchange Offer.

CONDITIONS OF THE EXCHANGE OFFER

    Notwithstanding any other provisions of the Exchange Offer, and in addition to (and not in limitation of) the Company's rights to extend and amend the Exchange Offer at any time in its sole discretion, the Company will not be required to accept for exchange, and may delay the acceptance for exchange of, any tendered Notes, and may terminate the Exchange Offer if (i) the obligation to make the Equity Investment has been terminated; (ii) the commitment with respect to the Credit Facility has been terminated, or (iii) any of the General Conditions (as defined below) shall not have been satisfied.

    The obligation to make the Equity Investment will be deemed to have been terminated for purposes of the Exchange Offer if, prior to the Expiration Date, the Investment Agreement is terminated in accordance with its terms, or there has occurred any event that would give Investor the right to terminate the Investment Agreement in accordance with its terms, and Investor has not waived that right in writing.

    The commitment with respect to the Credit Facility will be deemed to have been terminated for purposes of the Exchange Offer if the closing of the Credit Facility shall not have occurred on or before June 30, 1998 (or such other date as the Company and lenders may agree).

    All General Conditions will be deemed to have been satisfied for purposes of the Exchange Offer unless any of the following conditions occur prior to the Expiration Date:


        (i) there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, the Equity Investment, the Equity Self-Tender or the Distributions; or that has, or is reasonably likely to have, in the sole judgment of the Company, a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries taken as a whole;



        (ii) any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, the Equity Investment, the Equity Self-Tender or the Distributions or that has, or is reasonably likely to have, in the sole judgment of the Company, a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries taken as a whole;



       (iii) there shall have occurred or be likely to occur any event that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, the Equity Investment, the Equity Self-Tender or the Distributions or that will, or is reasonably likely to, materially impair the contemplated benefits to the Company of the Exchange Offer, the Equity Investment, the Equity Self-Tender or the Distributions, or otherwise result in the consummation of the Exchange Offer, the Equity Investment, the Equity Self-Tender or the Distributions not being, or not being reasonably likely to be, in the best interests of the Company and its subsidiaries taken as a whole;



        (iv) the Trustee under the Indenture (each as defined below) shall have objected in any respect to, or taken any action that could, in the sole judgment of the Company, materially adversely affect the consummation of the Exchange Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in (a) making the Exchange Offer or (b) issuing Common Stock in exchange for any of the Notes;



        (v) a tender or exchange offer for some or all of the Common Stock (other than the Equity Self-Tender) or a proposal with respect to a merger, consolidation or other business combination with or involving the Company or any subsidiary shall have been proposed to be made or shall have been made by another person;



        (vi) (1) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than Investor and entities, groups or persons, if any, who have filed with the Commission, on or before January 12, 1998, a Schedule 13G or Schedule 13D with respect to the Common Stock) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares; or



           (2) such entity, group or person that has publicly disclosed any such beneficial ownership of more than 5% of the Common Stock prior to such date shall have acquired, or proposed to acquire, beneficial ownership of additional shares of Common Stock constituting more than 2% of the outstanding shares of Common Stock or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding shares of Common Stock (other than the Equity Investment); or



           (3) any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its shares of Common Stock; or



       (vii) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities in the United States national securities exchanges or over-the-counter markets, (b) any significant adverse change in the trading prices for the Common Stock or in the Company's other securities, or in any financial markets, (c) a material impairment in the trading market for securities that could, in the sole judgment of the Company, affect the Exchange Offer, the Equity Investment, the Equity Self-Tender, the Distributions or the Financing Transactions, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on (or other event that, in the reasonable judgment of the Company, might affect) the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.



    The conditions to the Exchange Offer are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances giving rise to such conditions (including any action or inaction by the Company) or may be waived by the Company, in whole or in part, at any time and from time to time, in its sole discretion, whether or not any other condition of the Exchange Offer is also waived. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such rights; the waiver of any such rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described in this section shall be final and binding upon all persons.


EXPIRATION DATE; EXTENSION; AMENDMENT; TERMINATION


    Upon the terms of the Exchange Offer, the Company will accept for exchange all Notes validly tendered for exchange and not withdrawn prior to 12:00 midnight, New York City time, on May 29, 1998, or if extended by the Company, in its sole discretion, the latest date and time to which extended (the "Expiration Date"). The Company expressly reserves the right to extend the Exchange Offer on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Exchange Agent and by making a public announcement by press release (which shall include disclosure of the approximate principal amount of Notes tendered for exchange during the Exchange Period) to the Dow Jones News Service no later than 9:00 a.m., New York City time, the next business day following the previously scheduled Expiration Date; however, the Exchange Offer will not be extended beyond the expiration date for the Equity Self-Tender. During any extension of the Exchange Offer, all Notes previously tendered and not withdrawn will remain subject to the Exchange Offer.

    The Company also expressly reserves the right, in its sole discretion, subject to applicable law to (i) terminate the Exchange Offer, and not accept for exchange any Notes and promptly return all Notes at any time for any reason, including (without limitation) upon failure of any of the conditions specified in "The Terms of the Exchange Offer--Conditions of the Exchange Offer," (ii) waive any condition to the Exchange Offer and accept all Notes previously tendered pursuant to the Exchange Offer, or (iii) amend or modify the terms of the Exchange Offer in any manner. Any amendment applicable to the Exchange Offer will apply to all Notes tendered pursuant to the Exchange Offer. The minimum period during which the Exchange Offer must remain open following a material change in the terms of the Exchange Offer or a waiver by the Company of a material condition of the Exchange Offer will depend upon the facts and circumstances, including the relative materiality of the change or waiver. Any withdrawal or termination of the Exchange Offer will be followed as promptly as practicable by public announcement thereof. In the event the Company withdraws or terminates the Exchange Offer, it will give immediate notice to the Exchange Agent, and all Notes theretofore tendered pursuant to the Exchange Offer will be returned promptly to the tendering Holders thereof.

    If the Company makes a material change in the terms of the Exchange Offer, the Company will disseminate additional Exchange Offer materials and will extend the Exchange Offer, in each case to the extent required by applicable law. For purposes of the Exchange Offer, the term "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

EXCHANGE OF NOTES


    Upon the terms of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Company will issue shares of Common Stock with respect to all Notes validly tendered and not withdrawn for exchange pursuant to the Exchange Offer promptly after the Expiration Date. Such exchange will be made by the issuance of a certificate for the appropriate number of shares of Common Stock or appropriate credit to the account of such Holder at the Depository Trust Company ("DTC") with respect to such shares of Common Stock in the name of, or pursuant to the instructions of, the Holder of the Note tendered for exchange and the delivery of such certificate or certificates (or credit to the account of such Holder at DTC) to or pursuant to the instructions of the Holder.



    In all cases, delivery of certificates or appropriate credit to the account of such Holder at DTC with respect to such shares of Common Stock will be made only after timely receipt by the Exchange Agent of (i) certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Exchange Agent's account at DTC pursuant to the procedures set forth herein,
(ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or a properly transmitted Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal.


    If any Notes tendered are not accepted for exchange pursuant to the Exchange Offer for any reason, such Notes not accepted for exchange will be returned promptly, without expense, to the exchanging holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered) after the expiration or termination of the Exchange Offer.

    Holders who tender their Notes for exchange will not be obligated to pay brokerage fees or commissions or, except as set forth in the instructions to the Letter of Transmittal, transfer taxes on the exchange of Notes pursuant to the Exchange Offer.

PROCEDURES FOR TENDER OF NOTES FOR EXCHANGE

    Only Holders of record are authorized to tender their Notes for exchange. The procedures by which the Notes may be tendered for exchange by beneficial owners that are not Holders of record will depend upon the manner in which the Notes are held.

    The tender of Notes by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    TENDER OF NOTES HELD IN PHYSICAL FORM. To effectively tender Notes held in physical form pursuant to the Exchange Offer, a properly completed Letter of Transmittal (or a facsimile thereof) duly executed by the holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at its address set forth on the back cover of this Offering Circular/Prospectus (or delivery of Notes may be effected through the deposit of Notes with DTC and making book-entry delivery as set forth below) on or prior to the Expiration Date. LETTERS OF TRANSMITTAL AND NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND SHOULD NOT BE SENT TO U.S. OFFICE PRODUCTS, THE INFORMATION AGENT OR THE DEALER MANAGER.

    TENDER OF NOTES HELD THROUGH A CUSTODIAN. To effectively tender Notes that are held of record by a custodian bank, depositary, broker, dealer, commercial bank, trust company or other nominee, the beneficial owner thereof must instruct such Holder to tender the Notes on the beneficial owner's behalf. A Letter of Instructions is included with this Offering Circular/Prospectus and may be used by a beneficial owner in this process to give such instructions. Any beneficial owner of Notes held of record by DTC or its nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner's Notes are held in DTC to tender on such beneficial owner's behalf.


    TENDER OF NOTES HELD THROUGH DTC. To effectively tender Notes that are held through DTC, DTC participants should transmit their acceptance through DTC's Automated Tender Offer Program ("ATOP"), and DTC will then edit and verify the acceptance and send an Agent's Message to the Exchange Agent for its acceptance. Delivery of tendered Notes must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth below.



    The method of delivery of Notes and Letter of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent's Message transmitted through the ATOP Program, is at the election and risk of the person tendering Notes and delivering the Letter of Transmittal and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to such date.


    Except as provided below, unless the Notes being tendered for exchange are deposited with the Exchange Agent on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent's Message), the Company may, at its option, treat such surrender as defective for purposes of the right to exchange pursuant to the Exchange Offer. Exchange of the Notes will be made only against deposit of the tendered Notes and delivery of all other required documents.

    BOOK-ENTRY DELIVERY PROCEDURES. The Exchange Agent will establish accounts with respect to the Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Offering Circular/Prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one or more of its addresses set forth on the back cover of this Offering Circular/ Prospectus on or prior to the Expiration Date, as applicable. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. The confirmation of a book-entry transfer into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."


    The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participants in DTC described in such Agent's Message stating the aggregate principal amount of Notes which have been tendered by such participants pursuant to the Exchange Offer and that such participants have received this Offering Circular/Prospectus and the Letter of Transmittal and agree to be bound by the terms of this Offering Circular/Prospectus and the Letter of Transmittal, and U.S. Office Products may enforce such agreement against such participants.



    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a "Medallion Signature Guarantor"), unless the Notes tendered thereby are tendered (i) by a registered Holder (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed either the box entitled "Special Delivery Instructions" or "Special Exchange Instructions" on the Letter of Transmittal, or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for exchange or not tendered are to be returned or payment of cash in lieu of fractional shares is to be made to a person other than the registered Holder, then the signatures on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 4 of the Letter of Transmittal.



    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes pursuant to any of the procedures described above will be determined by the Company in its sole discretion (whose determination shall be final and binding). The Company reserves the absolute right to reject any or all tenders of any Notes determined by it not to be in proper form. The Company also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender for exchange with respect to the Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Notes will be deemed to have been validly made until all defects or irregularities have been cured or expressly waived. None of U.S. Office Products, the Exchange Agent, the Dealer Manager, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in surrenders or will incur any liability for failure to give any such notification. If U.S. Office Products waives its right to reject a defective tender of Notes, the Holder will be entitled to exchange pursuant to the terms of the Exchange Offer.

WITHDRAWAL RIGHTS


    Tenders of Notes may be withdrawn at any time on or prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after 5:00 p.m., New York City time, on the 40th business day after the date of this Offering Circular/Prospectus.



    In order for a withdrawal to be effective, a written, telegraphic, or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at its addresses set forth on the back cover of this Offering Circular/Prospectus on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Notes to be withdrawn, that such person is withdrawing his election to have such Notes exchanged, the aggregate principal amount of Notes to be withdrawn, and the name of the registered Holder of the Notes as set forth on the Notes, if different from that of the person who tendered such Notes. If Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Notes, the tendering Holder must submit the serial numbers shown on the particular Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by a Medallion Signature Guarantor, except in the case of Notes tendered for the account of any Eligible Institution. If Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tender of Notes for Exchange," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, or facsimile transmission. Withdrawals of tenders of Notes may not be rescinded. Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be re-tendered at any subsequent time on or prior to the Expiration Date by following the procedures described above under "--Procedures for Tender of Notes for Exchange." All questions as to the validity of notice of withdrawal, including time of receipt, will be determined by the Company, and such determination shall be final and binding


PROCEDURE FOR TENDERING SHARES RECEIVED UPON EXCHANGE IN THE EQUITY SELF-TENDER


    Holders who exchange Notes pursuant to the Exchange Offer may tender the shares of Common Stock they are entitled to receive upon exchange in the Equity Self-Tender by following the instructions included with the Tender Offer Statement for the Equity Self-Tender. A Holder whose Notes are in certificated form rather than book-entry form at the Expiration Date may not receive certificates for shares of Common Stock in exchange for Notes in time to deliver such shares prior to the expiration date of the Equity Self-Tender or the expiration of the period for guaranteed delivery following the expiration date of the Equity Self-Tender. A Holder whose Notes are in book-entry form at the Expiration Date will receive shares of Common Stock in book-entry form and it is expected that such holders will have adequate time to deliver such shares in the Equity Self-Tender prior to the expiration date of the Equity Self-Tender or the period for guaranteed delivery following the expiration date of the Equity Self-Tender. If a Holder tenders shares in the Equity Self-Tender, certificates for shares of Common Stock will be retained by the Depositary for the Equity Self-Tender until the tender of shares in the Equity Self-Tender is validly withdrawn or until the Depositary returns shares that are not accepted in the Equity Self-Tender. Shares tendered in the Equity Self-Tender will be subject to all of the terms and conditions of the Equity Self-Tender as set forth in the Tender Offer Statement relating to the Equity Self-Tender. Holders who are considering tendering shares into the Equity Self-Tender should read the Tender Offer Statement carefully before deciding whether to tender shares. Copies of the Tender Offer Statement and related materials will be delivered to Holders upon commencement of the Equity Self-Tender.


MARKET AND TRADING INFORMATION

    THE NOTES. The Notes were issued in February 1996, and there currently is a limited trading market for the Notes. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers to obtain the best available information as to current market prices.

    To the extent that Notes are tendered and accepted for exchange in the Exchange Offer, the trading market for Notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Notes. The extent of the public market and the availability of price quotations would depend upon a number of factors, including the number of Holders of Notes remaining at such time. An issue of securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Notes that are not tendered for exchange in the Exchange Offer may be affected adversely to the extent that the amount of Notes exchanged pursuant to the Exchange Offer reduces the float. The reduced float also may tend to make the trading prices of the Notes that are not exchanged more volatile.


    THE COMMON STOCK. The Common Stock is traded on the Nasdaq National Market System under the symbol "OFIS." On April 29, 1998, the closing sale price of the Common Stock was $17.81 per share. The following table sets forth, for the fiscal periods indicated, the range of high bid and low ask prices for the Common Stock on the Nasdaq National Market. On November 6, 1997, the Company effected a three-for-two split of the Common Stock. The prices given below are adjusted retroactively to reflect this stock split.



                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
FISCAL YEAR ENDED APRIL 30, 1996
  First fiscal Quarter.........................................................................  $   10.58  $    7.00
  Second fiscal Quarter........................................................................  $   12.08  $    9.00
  Third fiscal Quarter.........................................................................  $   17.58  $   10.83
  Fourth fiscal Quarter........................................................................  $   26.67  $   14.67
FISCAL YEAR ENDED APRIL 26, 1997
  First fiscal Quarter.........................................................................  $   30.33  $   16.33
  Second fiscal Quarter........................................................................  $   25.33  $   16.50
  Third fiscal Quarter.........................................................................  $   24.83  $   17.50
  Fourth fiscal Quarter........................................................................  $   23.17  $   13.33
FISCAL YEAR ENDED APRIL 25, 1998
  First fiscal Quarter.........................................................................  $   20.58  $   14.67
  Second fiscal Quarter........................................................................  $   25.92  $   17.21
  Third fiscal Quarter.........................................................................  $   24.83  $   14.69
  Fourth fiscal Quarter........................................................................  $   19.81  $   16.88
FISCAL YEAR ENDING APRIL 24, 1999
  First fiscal Quarter (through April 29, 1998)................................................  $   17.81  $   16.69


    The value realized by Holders on exchange of the Notes will depend on the market price of the Common Stock, which is subject to fluctuation. Holders are urged to obtain current market quotations for the Common Stock. The market price of the Common Stock will also be affected by the completion of the Strategic Restructuring Plan, including the completion of the Equity Self-Tender and the Distributions. See "Risk Factors--Impact of the Strategic Restructuring Plan on Trading Prices of the Common Stock." The market price of the Common Stock also may be affected by any failure to complete all or any elements of the Strategic Restructuring Plan. See "Risk Factors--Failure to Complete Strategic Restructuring Plan."

DEALER MANAGER

    The Company has retained BancAmerica Robertson Stephens to act as Dealer Manager in connection with the Exchange Offer. In its capacity as Dealer Manager, BancAmerica Robertson Stephens may contact Holders regarding the Exchange Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offering Circular/Prospectus and related materials to beneficial owners of Notes. BancAmerica Robertson Stephens will receive a fee for its services as Dealer Manager in connection with the Exchange Offer that will depend on the percentage of the aggregate principal amount of the Notes that is tendered for exchange.



    No fee will be paid on the first 60% of the aggregate principal amount of the Notes tendered. Thereafter, a fee will be paid for each $1,000 principal amount of Notes tendered. The fee is based on a sliding scale, with the higher fee only paid on the incremental Notes tendered above specified thresholds. The fees range from $3.75 per $1,000 principal amount up to a maximum of $30.00 per $1,000 principal amount if more than 95% of the aggregate principal amount of the Notes are tendered. Based on the foregoing fee structure, if all outstanding Notes are tendered in the Exchange Offer, BancAmerica Robertson Stephens will receive an aggregate fee of $619,507.


    BancAmerica Robertson Stephens will also be reimbursed for its reasonable out-of-pocket expenses incurred in connection with the Exchange Offer (including the reasonable fees and disbursements of counsel). The Company has also agreed to indemnify BancAmerica Robertson Stephens and its affiliates against certain liabilities, including liabilities under the federal securities laws, caused by, relating to or arising out of the Exchange Offer.


    BancAmerica Robertson Stephens and BA Robertson Stephens International Limited have also been selected by the Company to act as Dealer Managers with respect to the 2003 Note Tender. BancAmerica Robertson Stephens has also been selected as the managing underwriter for the public offering of common stock of two of the Spin-Off Companies. BancAmerica Robertson Stephens has in the past provided certain investment banking services to the Company, for which services BancAmerica Robertson Stephens has received customary compensation, including acting as lead manager for U.S. Office Products' public offering of the Notes and placement agent for the private placement of the 2003 Notes.


    The Dealer Manager does not assume any responsibility for the accuracy or completeness of the information concerning the Company or its affiliates contained herein or for any failure by the Company to disclose events which may have occurred and may affect the significance or accuracy of such information. Unless otherwise indicated, all information contained in this Offering Circular/Prospectus has been supplied by the Company. The Company assumes full responsibility for the accuracy or completeness of such information.

EXCHANGE AGENT AND INFORMATION AGENT

    State Street Bank and Trust Company has been appointed Exchange Agent for the Exchange Offer. All deliveries and correspondence sent to the Exchange Agent should be directed to its address set forth on the back cover of this Offering Circular/Prospectus. MacKenzie Partners, Inc. has been appointed Information Agent for the Exchange Offer. Requests for assistance or additional copies of this Offering Circular/Prospectus and the Letter of Transmittal should be directed to the Information Agent at its address set forth on the back cover of this Offering Circular/Prospectus. Holders of the Notes may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offer.

FEES AND EXPENSES


    In addition to the fees and expenses payable to the Dealer Manager, the Company will pay the Exchange Agent and the Information Agent reasonable and customary fees for their services (and will reimburse them for their reasonable out-of-pocket expenses in connection therewith), and will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular/Prospectus and related documents to the beneficial owners of the Notes and in handling or forwarding tenders for purchase. In addition, the Company has agreed to indemnify the Exchange Agent against certain liabilities in connection with their services, including liabilities arising under the federal securities laws.

    The Company will pay all transfer taxes, if any, applicable to the exchange of the Notes pursuant to the Exchange Offer. If, however, certificates for shares of Common Stock issued upon exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Notes, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the conversion of the Notes pursuant to the Exchange Offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the surrendering Holder.


ACCOUNTING TREATMENT OF THE EXCHANGE OFFER



    As a result of the Exchange Offer, the Company will issue up to 1,324,000 shares of Common Stock in addition to the number of shares that would otherwise be issuable if all of the Notes were converted at the Existing Conversion Price. Based on the closing price of the Common Stock on April 29, 1998, such 1,324,000 shares have a market value of approximately $23.6 million. The actual market value of the Common Stock at the date of the exchange will be recorded as expense in the Company's consolidated financial statements at the time of the exchange. The expense will not be deductible for income tax purposes.


FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE

    For a discussion of the federal income tax consequences of the Exchange Offer see "U.S. Federal Income Tax Considerations."

MISCELLANEOUS

    In connection with the Exchange Offer, directors, officers and employees of the Company (who will not be specifically compensated for such services) may solicit tenders and consents by use of the mails, personally or by telephone, telegram or facsimile transmissions.

    None of the officers, directors or affiliates of the Company hold any of the Notes.

                                DIVIDEND POLICY

    The Company does not anticipate declaring and paying cash dividends on Common Stock in the foreseeable future. The decision whether to apply any legally available funds to the payment of cash dividends on the Common Stock will be made by the Company's Board of Directors from time to time in the exercise of its business judgment, taking into account the Company's financial condition, results of operations, existing and proposed commitments for use of the Company's funds and other relevant factors. U.S. Office Products' ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company at January 24, 1998: (i) on an actual basis; and (ii) on a pro forma basis to reflect (a) the Equity Self-Tender, (b) the Distributions, (c) the Equity Investment, (d) the purchase acquisitions completed subsequent to January 24, 1998, (e) the Exchange Offer, (f) the 2003 Note Tender (assuming that all of the Notes are exchanged in the Exchange Offer and all of the 2003 Notes are tendered and accepted for purchase in the 2003 Note Tender) and (g) the Subordinated Debt Offering and borrowings under the Credit Facility in connection with these transactions ("New Borrowings") as if such transactions had occurred on January 24, 1998. The number of shares outstanding set forth below does not include shares issuable upon exercise of approximately 22.0 million and 14.2 million outstanding options on an actual and pro forma basis, respectively. See "The Strategic Restructuring Plan--Adjustment to Employee Stock Options." This table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements and the unaudited pro forma combined financial statements of the Company, and the related notes to each thereof, all of which are included in or incorporated by reference into this Offering Circular/Prospectus.



                                                                                        ACTUAL        PRO FORMA
                                                                                     -------------  -------------
                                                                                           JANUARY 24, 1998
                                                                                     ----------------------------
                                                                                            (IN THOUSANDS)

Short-term debt....................................................................  $     332,636  $    --
                                                                                     -------------  -------------
                                                                                     -------------  -------------

Long-term debt.....................................................................  $     381,844  $   1,155,509
Stockholders' equity:
  Preferred stock, $0.001 par value, 500,000 shares authorized; none outstanding...
  Common stock, $0.001 par value, 500,000,000 shares authorized, 133,041,979, and
    146,931,899 shares issued, 133,041,979, and 146,331,374 shares outstanding,
    none, and 600,525 shares held in treasury, respectively........................            133            146
  Additional paid-in capital.......................................................      1,463,523        707,905
  Cumulative translation adjustment................................................       (113,022)      (113,022)
  Retained earnings (deficit)......................................................        122,288         (4,237)
                                                                                     -------------  -------------
    Total stockholders' equity.....................................................      1,472,922        590,792
                                                                                     -------------  -------------
      Total capitalization.........................................................  $   1,854,766  $   1,746,301
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                          SELECTED FINANCIAL DATA (1)
                (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)


                                                                                                              NINE MONTHS
                                                               FISCAL YEAR ENDED                                 ENDED
                                    ------------------------------------------------------------------------  -----------
                                                                                                  PRO FORMA
                                     APRIL 30,    APRIL 30,    APRIL 30,   APRIL 30,  APRIL 26,   APRIL 26,   JANUARY 25,
                                       1993         1994         1995        1996       1997      1997 (2)       1997
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues..........................   $ 486,763    $ 523,755    $ 658,494   $1,061,528 $2,115,954  $2,794,009   $1,498,320
Cost of revenues..................     350,647      377,494      485,955     789,436  1,518,287   1,988,315    1,077,408
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
    Gross profit..................     136,116      146,261      172,539     272,092    597,667     805,694      420,912

Selling, general and
  administrative expenses.........     124,065      132,320      152,176     231,569    488,215     646,867      344,474
Amortization expense..............         601          733          801       2,711     12,416      25,138        8,072
Non-recurring acquisition costs...                                             8,057      8,001       8,001        7,316
Restructuring costs...............                                               682      4,201       4,201
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
    Operating income..............      11,450       13,208       19,562      29,073     84,834     121,487       61,050

Interest expense..................       2,914        2,519        3,401       8,132     36,047     103,996       27,540
Interest income...................        (327)        (411)        (675)     (3,506)    (6,857)                  (6,048)
Other income......................      (1,463)      (1,315)      (1,456)       (684)    (4,233)     (7,150)      (4,073)
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
Income from continuing operations
  before provision for income
  taxes and extraordinary items...      10,326       12,415       18,292      25,131     59,877      24,641       43,631
Provision for income taxes........       1,594        1,727        2,800       6,032     27,939      18,481       18,238
                                    -----------  -----------  -----------  ---------  ---------  -----------  -----------
Income from continuing operations
  before extraordinary items......       8,732       10,688       15,492      19,099     31,938   $   6,160       25,393
                                                                                                 -----------
                                                                                                 -----------
Income from discontinued
  operations, net of income taxes
  (3).............................       2,824       10,953       15,675      15,778     26,800                   20,411
                                    -----------  -----------  -----------  ---------  ---------               -----------
Income before extraordinary
  items...........................      11,556       21,641       31,167      34,877     58,738                   45,804
Extraordinary items, net of income
  taxes (4).......................                                               701      1,450                      612
                                    -----------  -----------  -----------  ---------  ---------               -----------
Net income........................   $  11,556    $  21,641    $  31,167   $  34,176  $  57,288                $  45,192
                                    -----------  -----------  -----------  ---------  ---------               -----------
                                    -----------  -----------  -----------  ---------  ---------               -----------

Weighted average common shares
  outstanding
    Basic.........................      44,260       44,260       45,562      67,545     90,026     146,331(5)     85,978
    Diluted.......................      44,260       44,260       45,704      68,374     91,761     148,066(5)     87,824

Per share amounts:
  Basic:
    Income from continuing
      operations before
      extraordinary items.........   $    0.20    $    0.24    $    0.34   $    0.28  $    0.35   $    0.04    $    0.30
                                                                                                 -----------
                                                                                                 -----------
    Income from discontinued
      operations..................        0.06         0.25         0.34        0.24       0.31                     0.24
    Extraordinary items...........                                             (0.01)     (0.02)                   (0.01)
                                    -----------  -----------  -----------  ---------  ---------               -----------
    Net income....................   $    0.26    $    0.49    $    0.68   $    0.51  $    0.64                $    0.53
                                    -----------  -----------  -----------  ---------  ---------               -----------
                                    -----------  -----------  -----------  ---------  ---------               -----------
  Diluted:
    Income from continuing
      operations before
      extraordinary items.........   $    0.20    $    0.24    $    0.34   $    0.28  $    0.35   $    0.04    $    0.29
                                                                                                 -----------
                                                                                                 -----------
    Income from discontinued
      operations..................        0.06         0.25         0.34        0.23       0.29                     0.23
    Extraordinary items...........                                             (0.01)     (0.02)                   (0.01)
                                    -----------  -----------  -----------  ---------  ---------               -----------
    Net income....................   $    0.26    $    0.49    $    0.68   $    0.50  $    0.62                $    0.51
                                    -----------  -----------  -----------  ---------  ---------               -----------
                                    -----------  -----------  -----------  ---------  ---------               -----------

Ratio of earnings to fixed charges
  (6)                                     2.1x         2.3x         2.5x        1.9x       2.0x        1.2x         2.0x


                                                  PRO FORMA    PRO FORMA
                                    JANUARY 24,  JANUARY 25,  JANUARY 24,
                                       1998       1997 (2)     1998 (2)
                                    -----------  -----------  -----------
STATEMENT OF INCOME DATA:
Revenues..........................   $1,930,113   $2,087,861   $2,070,655
Cost of revenues..................   1,390,855    1,487,711    1,481,421
                                    -----------  -----------  -----------
    Gross profit..................     539,258      600,150      589,234
Selling, general and
  administrative expenses.........     436,037      483,908      467,356
Amortization expense..............      13,830       18,415       18,433
Non-recurring acquisition costs...                    7,316
Restructuring costs...............
                                    -----------  -----------  -----------
    Operating income..............      89,391       90,511      103,445
Interest expense..................      27,534       77,997       77,997
Interest income...................      (1,545)
Other income......................      (6,369)      (6,730)      (6,711)
                                    -----------  -----------  -----------
Income from continuing operations
  before provision for income
  taxes and extraordinary items...      69,771       19,244       32,159
Provision for income taxes........      32,535       14,433       20,903
                                    -----------  -----------  -----------
Income from continuing operations
  before extraordinary items......      37,236    $   4,811    $  11,256
                                                 -----------  -----------
                                                 -----------  -----------
Income from discontinued
  operations, net of income taxes
  (3).............................      25,464
                                    -----------
Income before extraordinary
  items...........................      62,700
Extraordinary items, net of income
  taxes (4).......................
                                    -----------
Net income........................   $  62,700
                                    -----------
                                    -----------
Weighted average common shares
  outstanding
    Basic.........................     114,758      146,331(5)    146,331(5)
    Diluted.......................     117,185      148,177(5)    148,757(5)
Per share amounts:
  Basic:
    Income from continuing
      operations before
      extraordinary items.........   $    0.32    $    0.03    $    0.08
                                                 -----------  -----------
                                                 -----------  -----------
    Income from discontinued
      operations..................        0.23
    Extraordinary items...........
                                    -----------
    Net income....................   $    0.55
                                    -----------
                                    -----------
  Diluted:
    Income from continuing
      operations before
      extraordinary items.........   $    0.32    $    0.03    $    0.08
                                                 -----------  -----------
                                                 -----------  -----------
    Income from discontinued
      operations..................        0.22
    Extraordinary items...........
                                    -----------
    Net income....................   $    0.54
                                    -----------
                                    -----------
Ratio of earnings to fixed charges
  (6)                                     2.5x         1.2x         1.4x


                                                                                                                       JANUARY
                                                                               APRIL 30,                              24, 1998
                                                               ------------------------------------------  APRIL 26,  ---------
                                                                 1993       1994       1995       1996       1997      ACTUAL
                                                               ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital..............................................  $  13,609  $  51,344  $  70,153  $ 274,124  $ 233,986  $ 107,210
Net assets of discontinued operations........................     19,199     26,879     33,514     33,674    171,122    461,042
Total assets.................................................    130,666    172,656    259,904    805,978  1,706,991  2,469,442
Long-term debt, less current portion.........................      2,414     15,112     18,841    176,230    380,209    381,844
Stockholders' equity.........................................     27,986     77,735    128,512    394,746    921,148  1,472,922


                                                               PRO FORMA (7)
                                                               -------------
BALANCE SHEET DATA:
Working capital..............................................   $   396,609
Net assets of discontinued operations........................
Total assets.................................................     2,006,085
Long-term debt, less current portion.........................     1,155,509
Stockholders' equity.........................................       590,792

------------------------------

(1) The historical financial information of the businesses that were acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the Pooled Companies had always been members of the same operating group. The financial information of the businesses acquired in the business combinations accounted for under the purchase method (the "Purchased Companies") have been included from the dates of their respective acquisitions. The pro forma financial data reflect purchase acquisitions completed by the Company through March 20, 1998.


(2) Gives effect to the Strategic Restructuring Plan, the Exchange Offer, the 2003 Note Tender (assuming that all of the Notes are exchanged in the Exchange Offer and all of the 2003 Notes are tendered and accepted for purchase in the 2003 Note Tender), the New Borrowings and the purchase acquisitions completed by the Company since May 1, 1996 as if such transactions had been made on May 1, 1996. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of the Company's future operating results.


(3) The results of the companies included in the Distributions are reflected as discontinued operations for all periods presented in the Company's consolidated statement of income.

(4) Extraordinary items represent the losses associated with the early terminations of credit facilities, net of the related income tax benefits.

(5) For calculation of the pro forma weighted average shares outstanding for the fiscal year ended April 26, 1997 and for the nine months ended January 25, 1997 and January 24, 1998, see Notes to Pro Forma Combined Financial Statements incorporated by reference into this Offering Circular/ Prospectus.

(6) In computing the ratio of earnings to fixed charges: (i) earnings are based on income from continuing operations before provision for income taxes and extraordinary items and fixed charges; and (ii) fixed charges consist of interest expense from continuing and discontinued operations, amortization of deferred financing costs and the estimated interest component of rent expense.

(7) Gives effect to the Strategic Restructuring Plan, the Exchange Offer, the 2003 Note Tender (assuming that all of the Notes are exchanged in the Exchange Offer and all of the 2003 Notes are tendered and accepted for purchase in the 2003 Note Tender), the New Borrowings and the purchase acquisitions completed by the Company subsequent to January 24, 1998 as if such transactions had been made on January 24, 1998. The pro forma balance sheet data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of the Company's future financial position.

                        THE STRATEGIC RESTRUCTURING PLAN


    The elements of the Strategic Restructuring Plan, and related transactions, are summarized below.


EQUITY SELF-TENDER


    The Company will offer to purchase 37,037,037 shares of Common Stock (including shares that may be issued on exercise of vested and unvested stock options with an exercise price of less than $27.00) at a price of $27.00 per share (or, in the case of shares underlying stock options, at $27.00 minus the exercise price of the options). The Company expects the Equity Self-Tender to commence on May 4, 1998 and to expire on June 1, 1998, unless the Company extends the expiration date.



    The Board approved the Equity Self-Tender--and borrowing by the Company to finance a substantial portion of the purchase price--to give stockholders the opportunity to receive cash for a portion of their investment in the Company. The Equity Self-Tender price of $27.00 per share represents a substantial premium over the trading price of the Common Stock immediately prior to the announcement of the Strategic Restructuring Plan. The Board subsequently decided to allow employees to tender shares underlying options to reduce potential dilution to stockholders of the Company and the Spin-Off Companies as well as to permit employees to participate in the Equity Self-Tender without incurring the cost (and potential tax liability) of exercising their options before they knew whether their options would be accepted in the Equity Self-Tender. Because shares underlying options can be tendered, the Company will not make any adjustment to the exercise price or number of options that will be outstanding after the Equity Self-Tender to take account of the effects of the Equity Self-Tender. Based on information received from management and recommendations of outside advisers, the Board concluded that after the Company is restructured, it would be able to generate adequate cash flow to service the additional debt.



    The Company will not be required to purchase shares of Common Stock in the Equity Self-Tender unless the following conditions, and other standard conditions, are satisfied:



    - a minimum of 37,037,037 shares of Common Stock (including shares underlying stock options) are validly tendered and not withdrawn;



    - the Company has obtained enough financing to pay for the shares (including shares issuable upon exercise of outstanding employee stock options) it will purchase in the Equity Self-Tender;



    - all conditions to the completion of Investor's purchase of the equity securities have been satisfied or waived, except completion of the Equity Self-Tender and Distributions; and



    - registration statements covering the shares of the Spin-Off Companies to be distributed to the Company stockholders in the Distributions have become effective and all other conditions to the completion of the Distributions have been satisfied, except completion of the Equity Self-Tender.



    The Company expects to pay for the shares with a combination of the money it receives from the Equity Investment described below and money it obtains in the Financing Transactions.



    In the Equity Self-Tender, employees of the Company may tender shares underlying vested (but unexercised) or unvested stock options with an exercise price of less than $27.00 per share. The Company will allow employees to conditionally exercise unvested options to the extent it purchases shares underlying such unvested options in the Equity Self-Tender as long as the employee also tenders all of his or her vested options. In the Equity Self-Tender, tendered options will be prorated in the same proportion as tendered shares. Unvested options that are not accepted for purchase in the Equity Self-Tender will remain unvested after the Equity Self-Tender. The Company will accept for purchase in the Equity Self-Tender shares underlying an employee's vested options before accepting any shares underlying an employee's unvested options. Up to approximately 22 million shares are issuable upon exercise of outstanding options. U.S. Office Products will record a non-cash compensation expense to reflect the difference between the tender offer price of $27.00 per share and the exercise price for options that are purchased in the Equity Self-Tender. The amount of the compensation expense will depend on the number of shares underlying options that are accepted in the Equity Self-Tender and the exercise price of the associated options. If all outstanding shares, plus all shares received for exchange for Notes (and assuming all Notes are exchanged for shares in the Exchange Offer) and all shares underlying all outstanding options are tendered, the Company currently estimates that the non-cash expense will be approximately $65.0 million



    On April 14, 1998, a stockholder purporting to represent a class composed of all U.S. Office Products stockholders filed an action in the Delaware Chancery Court. The action claims that the directors breached their fiduciary duty to the stockholders of U.S. Office Products by changing the terms of the Equity Self-Tender to include employee stock options. The complaint seeks injunctive relief, damages and attorneys fees. U.S. Office Products believes that this lawsuit is without merit and intends to vigorously contest it.


DISTRIBUTIONS


    GENERAL. After acceptance of shares of Common Stock in the Equity Self-Tender, the Company will distribute the common stock of the Spin-Off Companies. These companies will hold substantially all of the businesses and assets of, and will be responsible for substantially all of the liabilities associated with, the Company's technology solutions (Aztec Technology Partners, Inc.), print management (Workflow Management, Inc.), educational supplies (School Specialty, Inc.) and corporate travel services (Navigant International, Inc.) businesses. Each of the Spin-Off Companies intends to issue additional common stock in an underwritten public offering that is expected to occur at approximately the same time as the Distributions. The Distributions are intended to qualify for tax-free treatment under Section 355 and will not be completed unless the Company receives an opinion from Wilmer, Cutler & Pickering that the Distributions will receive tax-free treatment. See "--U.S. Federal Income Tax Consequences of the Distributions." No less than ten calendar days prior to the expiration date of the Equity Self-Tender, the Company will distribute to each Holder of record on such date a copy of the information statements of each Spin-Off Company contained in the Spin-Off Company registration statements.



    The Board determined that the separation of the businesses of the Spin-Off Companies and the continuing business of the Company as part of the Strategic Restructuring Plan would benefit the stockholders because it would have advantages for the Spin-Off Companies and the Company. The advantages that the Board considered included the following:



    - The Distributions will allow each of the Company and the Spin-Off Companies to adopt strategies and pursue objectives that are more appropriate to their respective industries, geographic territories and stages of growth.



    - Each will be able to pursue an independent acquisition program that allows for a more focused use of resources and, where stock is used as consideration, provide stock of a public company that is in the same industry as the businesses being acquired.



    - Each can be recognized by the financial community as a distinct business that can be evaluated more readily and compared more easily to industry peers.



    - Each can implement more focused incentive compensation packages that respond to specific industry and market conditions and enhance employee retention objectives.



    - After the Distributions, the Company will be focused on a more narrow, complementary group of businesses. Each of the Spin-Off Companies will be focused primarily on their individual businesses.



    In considering the Distributions, the Board also took into account that all the Company's stockholders remaining after the Equity Self-Tender will receive stock of the Spin-Off Companies. Accordingly, these stockholders will benefit from any appreciation in value of the stocks of the Spin-Off Companies after the

Distributions. The Board also considered the diversification opportunities the Distributions would provide stockholders. Stockholders will be able to retain an interest in those Spin-Off Companies they want to retain and to dispose of their interests in the others.



    The Company will distribute shares of the Spin-Off Companies to its stockholders remaining after completion of the Exchange Offer and the Equity Self-Tender. The Company has not yet determined the number of shares of each of the Spin-Off Companies that will be distributed for each share of Common Stock, but the Company will distribute all shares of the Spin-Off Companies it holds. The number of shares of the Spin-Off Companies that a Company stockholder receives in the Distributions will be based on the number of shares of Common Stock that the stockholder holds after the Equity Self-Tender but prior to the one-for-four reverse stock split.



    Investor will not receive shares of the Spin-Off Companies in the Distributions. At the same time, the Investment Agreement specifies certain terms of the Distributions, and Investor has the right to reasonably approve certain other terms of the Distributions. Investor may require terms of the Distributions (such as responsibility for pre-distribution liabilities) that are less favorable to the Spin-Off Companies than would be the case if Investor also had an interest in the Spin-Off Companies. In addition, the Company has agreed to indemnify Investor and its affiliates against losses resulting from any of the Spin-Off Companies failing to satisfy their obligations to the Company under certain agreements related to the Distributions.



    In connection with the Distributions, the Company will enter into a series of agreements with each Spin-Off Company to provide mechanisms for an orderly transition and to define certain relationships among the Company and the Spin-Off Companies after the Distributions. These agreements are: a distribution agreement (the "Distribution Agreement") among the Company and the Spin-Off Companies; a tax allocation agreement (the "Tax Allocation Agreement") among the Company and the Spin-Off Companies; an employee benefits agreement (the "Employee Benefits Agreement") among the Company and the Spin-Off Companies; and a tax indemnification agreement (the "Tax Indemnification Agreement") among the Spin-Off Companies. Each of these agreements is in the process of being negotiated, and is subject to Investor's reasonable approval. There can be no assurance that the terms of these agreements will contain the terms described below.



    DISTRIBUTION AGREEMENT. The Distribution Agreement will provide for the transfer from the Company to the Spin-Off Companies of substantially all of the equity interests in the Company's subsidiaries that are engaged in the business of technology solutions, print management, educational supplies and corporate travel services businesses as well as the transfer, in certain instances, of other assets related to these businesses. The Distribution Agreement will also allocate and provide for the assumption of financial responsibility for certain liabilities (other than taxes and employee benefit matters which will be governed by separate agreements) among the Company and the Spin-Off Companies. It is expected that each Spin-Off Company may be responsible for (i) any liabilities arising out of or in connection with its respective businesses as they were formerly conducted by the Company and/or its subsidiaries, (ii) its liabilities under the Distribution Agreement, the Tax Allocation Agreement and the Employee Benefits Agreement and related agreements, (iii) its liabilities for its portion of an aggregate of $130.0 million of debt allocated to the Spin-Off Companies plus expenditures by such entities for acquisitions after the date of the Investment Agreement, (iv) certain liabilities under the securities laws and (v) any liabilities of the Spin-Off Company or its subsidiaries. In addition, the Distribution Agreement is expected to provide that each of the Company and the Spin-Off Companies will bear a portion of (i) any liabilities of the Company under the securities laws arising from events prior to the Distributions (other than claims relating solely to a specific Spin-Off Company or relating specifically to the continuing businesses of the Company), (ii) the Company's general corporate liabilities (other than debt, except for that specifically allocated to the Spin-Off Companies) incurred prior to the Distributions (i.e., liabilities not related to the management or conduct of a particular distributed or retained subsidiary's business) and (iii) a portion of transaction costs (including legal, accounting, investment banking and financial advisory) and other fees incurred by the

Company in connection with the Strategic Restructuring Plan equal to $1.0 million in the case of each Spin-Off Company.



    TAX ALLOCATION AGREEMENT AND TAX INDEMNIFICATION AGREEMENT. The Tax Allocation Agreement will provide that each Spin-Off Company is responsible for its respective share of the Company's consolidated tax liability for the years that each such corporation was included in the Company's consolidated U.S. federal income tax return. The Tax Allocation Agreement will also provide for sharing, where appropriate, of state, local and foreign taxes attributable to periods prior to the Distributions. Under the Tax Allocation Agreement, the Spin-Off Companies will jointly and severally indemnify the Company for any losses associated with taxes ("Distribution Taxes") assessed against the Company that are related to the Distributions if an action or omission (an "Adverse Tax Act") of any of the Spin-Off Companies materially contributes to a final determination that any or all of the Distributions are taxable. Further, the Spin-Off Companies, but not the Company, will enter into the Tax Indemnification Agreement which will require the Spin-Off Company that is responsible for the Adverse Tax Act to indemnify the other Spin-Off Companies for any liability to the Company under the Tax Allocation Agreement. If there is a final determination that any or all of the Distributions are taxable and it is determined that there has not been an Adverse Tax Act by either the Company or any of the Spin-Off Companies, each of the Company and the Spin-Off Companies will be liable for its pro rata portion of such Distribution Taxes based on the value of each company's common stock after the Distributions. However, the Company and the Spin-Off Companies have not agreed to indemnify the Company's stockholders for any taxes resulting from the Distributions failing to qualify for tax-free treatment.


    EMPLOYEE BENEFITS AGREEMENT. In connection with the Distributions, the Company will enter into the Employee Benefits Agreement with the Spin-Off Companies to provide for an orderly transition of benefits coverage between the Company and the Spin-Off Companies. Pursuant to this agreement, the respective Spin-Off Companies will retain or assume liability for employment-related claims and severance for persons currently or previously employed by the respective Spin-Off Companies and their subsidiaries, while the Company and the businesses which remain part of the Company after the Distributions will retain or assume responsibility for their current and previous employees.

EQUITY INVESTMENT


    Pursuant to the Investment Agreement, the Company will, following the Equity Self-Tender and Distributions, issue and sell Common Stock and warrants to purchase Common Stock to Investor for a purchase price of $270.0 million. As a result of the Equity Investment, Investor will acquire: (a) shares of Common Stock representing 24.9% of the outstanding shares of Common Stock after giving effect to the issuance of such shares; (b) rights ("Special Warrants") to receive for nominal consideration additional shares of Common Stock equal to 24.9% (after giving effect to issuance of such additional shares upon exercise of the Special Warrants) of the additional shares that are issuable upon conversion of any Notes that remain outstanding after the Strategic Restructuring Plan is completed and certain shares of Common Stock that are actually issued pursuant to certain contingent rights under existing acquisition agreements, including the one referred to in the next sentence; and (c) warrants representing the right to purchase one share of Common Stock for (i) each share of Common Stock purchased by Investor at the date of closing under the Investment Agreement (the "Equity Investment Closing Date") and (ii) each share of Common Stock into which the Special Warrants become exercisable. The Special Warrants will permit Investor to buy additional shares of Common Stock to maintain its 24.9% ownership position in the event that the Company issues additional shares of Common Stock to a former owner of Blue Star under the terms of the agreement by which the Company acquired Blue Star. The former owner is entitled to receive up to 3.0 million more shares (prior to any adjustment that may be appropriate to take account of the effect of the Strategic Restructuring
Plan) depending on a number of future events, including the future trading price of the Common Stock and the consolidated pre-tax earnings of Blue Star and its New Zealand subsidiaries for the fiscal year ending April 1999. In view of the uncertainty of these future events, the Company cannot reasonably estimate what portion, if any, of these additional shares may be issued. The Special Warrants are exercisable from and after the Equity Investment Closing Date until the twelfth anniversary thereof, subject to certain limitations, and the warrants described in clause (c) above are exercisable from and after the second anniversary of the Equity Investment Closing Date until such twelfth anniversary thereof. If Investor exercises all of the warrants described in clause (c) above, it will be required to pay the Company an aggregate of $405.0 million. If no currently outstanding stock options are exercised, exercise of these warrants would give Investor ownership of approximately 39.9% of the Common Stock of the Company after implementation of the Strategic Restructuring Plan (assuming that all of the Notes are exchanged in the Exchange Offer and all of the 2003 Notes are tendered and accepted for purchase in the 2003 Note Tender).



    In accordance with the Investment Agreement, the Company's Board of Directors will consist of nine directors, including the Chief Executive Officer of the Company, three designees of Investor and five persons initially selected by the Company's current Board of Directors. Investor's obligation to consummate the Equity Investment is conditioned on two of the designees to the Company's Board of Directors initially selected by the Company's current Board of Directors being satisfactory to Investor. After closing, for so long as Investor maintains certain levels of ownership of Common Stock, Investor will have the right to nominate three members of the Company's Board of Directors and to designate the Chairman of the Board. Certain Company Board of Directors' decisions will be subject to super-majority voting provisions that, under certain circumstances, may require the concurrence of at least one director nominated by Investor. Investor will be subject to certain restrictions and limitations with respect to transactions in Common Stock. See "--Information About the Board of Directors After the Equity Investment."



    Investor's obligation to consummate the Equity Investment is subject to the satisfaction or waiver of various conditions. These include, among others: (i) accuracy of the Company's representations and warranties and compliance by the Company with its obligations under the Investment Agreement; (ii) receipt of necessary antitrust and other regulatory clearance; (iii) absence of material litigation; (iv) Company stockholder approval of the issuance of shares in the Equity Investment; (v) consummation of the Distributions in accordance with the Distribution Agreement containing certain terms specified in the Investment Agreement and otherwise as reasonably approved by Investor; (vi) execution and delivery of the Tax Allocation Agreement containing certain terms specified in the Investment Agreement and otherwise as reasonably approved by Investor; (vii) execution of documents relating to financing for the Equity Self-Tender satisfactory in form and substance to Investor; (viii) consummation of the Equity Self-Tender; (ix) execution of a consulting agreement with CD&R providing for payment of an annual consulting fee of $500,000; (x) execution of a registration rights agreement with Investor; (xi) absence of any development since October 25, 1997 that would have a material adverse effect on the Company (after giving effect to the Distributions); (xii) no person or group (other than Investor) acquiring beneficial ownership of 15% or more of the Common Stock and no person or group (other than Investor or its affiliates) having entered into an agreement with the Company with respect to a tender or exchange offer for any shares of Common Stock, or a merger, consolidation or other business combination with or involving the Company; and (xiii) the Company's debt existing immediately following completion of the transactions contemplated by the Strategic Restructuring Plan shall not exceed $1.4 billion (assuming exchange of all of the Notes) and the outstanding debt of the Spin-Off Companies shall be at least $130.0 million plus expenditures by such entities for acquisitions after the date of the Investment Agreement. If the Company does not proceed with the Distributions, or if the Equity Investment does not occur for certain other reasons, Investor can terminate the Investment Agreement and CD&R would receive a termination fee of $25.0 million plus Investor's reasonable fees and expenses. Upon completion of the Equity Investment, CD&R will receive a transaction fee of $15.0 million and Investor will receive reimbursement for expenses it incurs in connection with the transaction.

    Investor or the Company can terminate the Investment Agreement at any time if they both agree in writing. Either one can terminate the agreement if Investor has not purchased the equity securities by September 30, 1998 (if such failure to close is not the result of a breach by the party seeking termination), if the Company's stockholders do not approve the transaction, or if any law or order prohibits the transaction.



    In addition, Investor can terminate the Investment Agreement if (i) the Company materially breaches or makes a material misrepresentation which is not cured within 30 days after notice from Investor; (ii) the Company's Board of Directors withdraws, modifies, or publicly announces the intention to withdraw or modify, its approval of the Investment Agreement or related transactions or recommends an alternative transaction proposal; (iii) the Board of Directors publicly announces that it has decided not to complete the Distributions; (iv) certain conditions--including the accuracy at closing of statements made by the Company in the Investment Agreement--become impossible to fulfill and Investor does not waive the conditions; (v) the Company makes substantive amendments to the agreement setting out the terms of the Distributions or the Equity Self-Tender; or (vi) Investor decides in its good faith reasonable judgment not to proceed with the transaction based on its review of the agreements relating to the Distributions or the Equity Self-Tender.



    The Company can terminate the Investment Agreement if (i) Investor materially breaches or makes a material misrepresentation which is not cured within 30 days after notice from the Company; (ii) certain conditions--including the accuracy at closing of statements made by Investor in the Investment Agreement--become impossible to fulfill and the Company does not waive the conditions; or (iii) the Company receives an unsolicited proposal for an investment in the Company or purchase of assets of the Company that meet certain criteria including that the proposal provides consideration that the Board of Directors of the Company determines in good faith contains terms that are financially superior to the Equity Investment.



    The foregoing summary of the Investment Agreement does not purport to be complete and is qualified in its entirety by reference to the Investment Agreement, which is hereby incorporated by reference herein.



REVERSE STOCK SPLIT



    In connection with the Strategic Restructuring Plan and subject to stockholder approval, the Company plans to effect a one-for-four reverse stock split to be effective upon completion of all other elements of the Strategic Restructuring Plan.


THE FINANCING TRANSACTIONS


    In connection with the Strategic Restructuring Plan, the Company expects to refinance its existing senior bank debt and to borrow additional funds to finance the cost of purchasing shares of Common Stock in the Equity Self-Tender, purchasing 2003 Notes in the 2003 Note Tender, and paying fees and expenses incurred in connection with the Strategic Restructuring Plan.



    NEW CREDIT FACILITY. The Company has agreed to and accepted a commitment letter from The Chase Manhattan Bank, Bankers Trust Company, and Merrill Lynch Capital Corporation, as agents, and Chase Securities Inc., BT Alex. Brown Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-arrangers, for a new bank loan facility (the "Credit Facility") that will provide for an aggregate principal amount of $1.225 billion, consisting of (i) seven-year term loan facilities totalling $300.0 million, (ii) an eight-year term loan in the principal amount of $675.0 million, and (iii) a revolving credit facility in the principal amount of $250.0 million. The Company and the banks may agree to alter the allocated principal amount of two or more of the loan facilities before signing definitive documents depending on market conditions. The Credit Facility will be guaranteed by the Company's material domestic subsidiaries and secured by substantially all assets of the Company and its material domestic subsidiaries. Each loan will bear interest, at the Company's option, at a short-term Eurodollar rate plus a margin of 2.25% or 2.50%

(in the case of the eight-year term loan) or a floating alternate base rate plus a margin of 1.25% or 1.50% (in the case of the eight-year term loan). The applicable margins will be subject to agreed upon reductions in the future based on the Company's financial performance. The Company will be required to enter into arrangements to insure that the effective interest rate paid by the Company on at least 50% of its outstanding bank and subordinated debt will not exceed a certain rate. The loan documents likely will include financial and other covenants. These will include, among others, restrictions on the Company's ability to incur additional indebtedness, sell assets, pay dividends or engage in certain other transactions, and requirements that the Company maintain certain financial ratios, and other provisions customary for loans to highly leveraged companies, including representations by the Company, conditions to funding, cost and yield protections, restricted payment provisions, transfer provisions, amendment provisions and indemnification provisions. The Credit Facility will be subject to mandatory prepayment in a variety of circumstances, including upon certain asset sales and financing transactions. The commitment will terminate unless definitive loan documents are entered into, and the Strategic Restructuring Plan and Financing Transactions completed, by June 30, 1998. No assurance can be given that the Credit Facility will be completed as contemplated.



    SENIOR SUBORDINATED NOTES. The Company also expects to issue Senior Subordinated Notes in a principal amount of at least $400.0 million. These Senior Subordinated Notes will be subordinated in right of payment to the Credit Facility. U.S. Office Products expects to offer these in a private placement. The Senior Subordinated Notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The availability of subordinated debt financing will depend on a number of factors, including market conditions and interest rates.



    2003 NOTE TENDER. U.S. Office Products will make an offer to purchase any and all of the 2003 Notes for a purchase price of 94.5% of the principal amount, plus accrued interest. U.S. Office Products will not complete the 2003 Note Tender unless (i) it obtains satisfactory financing for the 2003 Note Tender and the Equity Self-Tender, (ii) obtains any necessary lender consents, and (iii) satisfies relevant conditions to the Equity Investment and the Distributions. The 2003 Note Tender will also be subject to other conditions that are customary in such offers.



    THE EXCHANGE OFFER.  The Company is making the Exchange Offer hereby.



    The Exchange Offer and the 2003 Note Tender will reduce debt that will become due before the expected due dates for the Credit Facility and the Senior Subordinated Notes. These transactions are also intended to reduce the number of shares of Common Stock that might be issued after completion of the Strategic Restructuring Plan. Each of the Notes and the 2003 Notes are convertible into Common Stock. If these notes are purchased or exchanged before completion of the Strategic Restructuring Plan, the number of shares of Common Stock that might be issued after the Strategic Restructuring Plan will be less.



    The indebtedness of the Company after the Strategic Restructuring Plan will also include (i) any Notes that are not exchanged for Common Stock in the Exchange Offer and (ii) any 2003 Notes that are not purchased in the 2003 Note Tender.



AGREEMENTS WITH JONATHAN LEDECKY



    Jonathan J. Ledecky, the founder, Chairman of the Board and former Chief Executive Officer of the Company, will resign as Chairman of the Company when the Distributions are completed. The Company's Board of Directors and Mr. Ledecky concluded that it will be important for the Spin-Off Companies to have greater access to Mr. Ledecky's skills and experience. Accordingly, the Company entered into an agreement with Mr. Ledecky. This agreement will go into effect only if the Distributions are completed. It will replace Mr. Ledecky's existing employment agreement with the Company. As a result of this agreement, Mr. Ledecky will remain employed with the Company but his role with the Company after the Distributions will be substantially reduced. The principal terms of this agreement, as it is expected to be amended prior to completion of the Distributions, are summarized below.

    The new agreement with Mr. Ledecky governs his continuing obligations to the Company. Under that agreement, Mr. Ledecky will report to the Company's Board of Directors and will provide high-level acquisition negotiation services and business strategic advice. Under the agreement, Mr. Ledecky will receive an annual salary of $48,000 through June 30, 2001. Mr. Ledecky will also retain his existing Company options; the number of shares subject to these options, and their exercise price, will be adjusted to take account of the Distributions. See "--Adjustment to Employee Stock Options." As a continuing employee, Mr. Ledecky is entitled to retain his options despite his reduction in services to the Company. The Company can terminate Mr. Ledecky's employment only for "cause." Cause consists of (i) his conviction of or guilty or nolo contendere plea to a felony, (ii) his engaging, despite notice, in conduct demonstrably and materially injurious to the Company, or (iii) his violation of the noncompetition agreement as it relates to the Company. If Mr. Ledecky resigns or is terminated, he will cease to vest in his Company options and will have 90 days to exercise any vested options (as under his existing options).



    It is expected that each Spin-Off Company will enter into an employment agreement with Mr. Ledecky to implement its assigned portion of the agreement. Under each employment agreement, Mr. Ledecky will report to the respective boards of directors and senior management of the Spin-Off Companies. Mr. Ledecky will provide high-level acquisition negotiation services and strategic business advice to each of the Spin-Off Companies. Each Spin-Off Company can require his performance of such services, consistent with his other contractual employment obligations to Consolidation Capital Corporation (of which Mr. Ledecky is the founder, chairman and chief executive officer), U.S. Office Products and the other Spin-Off Companies. As an employee, Mr. Ledecky will also be subject to the generally applicable personnel policies of each company and will be eligible for each Spin-Off Company's benefit plans in accordance with their terms. Each Spin-Off Company is expected to pay Mr. Ledecky an annual salary of up to $48,000 for up to two years. Each Spin-Off Company may terminate Mr. Ledecky's employment with or without "cause," where cause has the same definition as in the agreement with U.S. Office Products, as modified to refer to the Spin-Off Company. If without cause, the termination would entitle Mr. Ledecky to a severance payment equal to his salary for the lesser of 12 months or the remainder of the contract.



    The agreement with the Company provides for non-competition and non-solicitation restrictions that continue for four years after the Distributions have been completed. These provisions generally restrict Mr. Ledecky from, among other things, investing in or working for or on behalf of any business that sells products or services in direct competition with the Company or the Spin-Off Companies, within 100 miles of any location where the Company or the Spin-Off Companies conduct business. (For this purpose, "products or services" are those that U.S. Office Products offered on January 13, 1998.) The agreement prohibits Mr. Ledecky from trying to hire away managerial employees of the Company or the Spin-Off Companies, or calling upon customers of the Company or the Spin-off Companies to solicit or sell products or services in direct competition with the Company or the Spin-Off Companies. Mr. Ledecky also may not hire away for Consolidation Capital Corporation (of which Mr. Ledecky is the founder, chairman and chief executive officer) any person then or in the preceding year employed by the Company or the Spin-Off Companies. The Company is permitted to (and will) assign to the Spin-Off Companies the ability to enforce the non-competition provisions described above as they apply to the Spin-Off Companies' respective businesses, which will then constitute part of his employment agreements with the Spin-Off Companies.



    Mr. Ledecky will receive options from each Spin-Off Company for each of the Spin-Off Companies' common stock on the date of the Distributions. The options are intended to compensate Mr. Ledecky for his services to each of the Spin-Off Companies as an employee. The options will cover up to 7.5% of each of the Spin-Off Companies' outstanding common stock, determined as of the date of the Distributions without regard to any concurrent public offerings. For each Spin-Off Company, the options will have a per-share exercise price equal to the initial public offering price for the Spin-Off Company. The estimated value of these options depends on the initial public offering prices of the Spin-Off Companies and the trading volatility of the Spin-Off Companies. U.S. Office Products cannot make a reliable estimate of the value of these options until it obtains an estimate of the initial public offering prices for the Spin-Off Companies. U.S. Office Products believes that the value of these options will be substantially greater than the annual cash compensation paid to officers of the Spin-Off Companies, but moderate in relation to the total annual expenses of the Spin-Off Companies. An estimate of the dollar value of the options will be included in the information statements relating to each Distribution, which U.S. Office Products will send to each Holder of record no less than ten calendar days prior to the Expiration Date.



    It is expected that, for each Spin-Off Company, Mr. Ledecky's options will be fully vested when granted but will not be exercisable until 12 months after the Distributions are completed. Mr. Ledecky's options from the Spin-Off Companies will all become exercisable immediately if he dies before the option expires or, in the case of a particular Spin-Off Company, if that company accelerates the exercise schedule of options for substantially all management option holders. (In this latter case, Mr. Ledecky's option will become exercisable on the same accelerated schedule as the other management option holders.) All unexercised portions of the option will expire ten years after the date of grant of the option or, if applicable, as of the date Mr. Ledecky violates his non-competition agreement with a Spin-Off Company.


ADJUSTMENT TO EMPLOYEE STOCK OPTIONS


    The Company has previously granted stock options to management and employees. The Company expects that the number and exercise price of these options will be adjusted following completion of the Strategic Restructuring Plan to take account of the effects of the Distributions on the underlying value of the Common Stock. Options held after the Equity Self-Tender and Distributions by employees who remain with U.S. Office Products will remain exercisable for shares of Common Stock. Options held after the Equity Self-Tender and Distributions by employees who will become employees of a Spin-Off Company will be converted into options exercisable for shares of that particular Spin-Off Company. The adjustments will be made by a formula that takes account of the difference between the price of the Company's Common Stock before and after the Distributions have been completed (and, in the case of options for Spin-Off Company shares, the price of Spin-Off Company shares in the public offerings expected to be completed by the Spin-Off Companies (the "Spin-Off Company Offering Price")). The formula will not affect when the options vest or when employees can exercise the options. The respective option exercise prices will be adjusted by this formula:



                                                             Trading Price
                                                           Post-Distributions
Exercise Price (New) = Exercise Price              X  ---------------------------
(Old)                                                        Trading Price
                                                           Pre-Distributions


The respective numbers of shares subject to option will be adjusted by this formula:


                                                             Trading Price
                                                           Pre-Distributions
Option Shares (New) = Option Shares (Old)          X  ---------------------------
                                                             Trading Price
                                                           Post-Distributions



    For all optionees, the "Trading Price Pre-Distributions" will be the average closing price of the Common Stock for the lesser of ten business days preceding the Distributions or the business days falling between the expiration of the Equity Self-Tender and the completion of the Distributions. For continuing employees of the Company, the "Trading Price Post-Distributions" will be the average closing price of the Common Stock for the ten business days after and including the date on which the Distributions are completed. For employees of a Spin-Off Company, the "Spin-Off Company Offering Price" will be substituted for "Trading Price Post-Distributions" in this formula. The exercise price and number of options will not be adjusted as a result of the Equity Self-Tender, but instead are adjusted solely for the Distributions and the reverse stock split.

    The number of shares underlying options for continuing employees will also be adjusted to take account of the reverse stock split; that is, the new number of shares underlying options will be divided by four and the new exercise price will be multiplied by four. The number of shares underlying options for employees of a Spin-Off Company will also be adjusted for the distribution ratio applied in the Spin-Off Company Distributions; that is, the new number of shares underlying options in the Spin-Off Company will be divided by the distribution ratio and the exercise price will be multiplied by the distribution ratio. The intrinsic value of the adjusted options will be no greater than the intrinsic value of the options immediately before the Distributions and the reverse stock split, and the ratio of exercise price to market price will be no less than the ratio immediately before the Distributions and the reverse stock split.



    As a result of the adjustments, employee stock options will likely represent a greater percentage interest in the Company after these transactions than they did before. See "Risk Factors -- Increase in Outstanding Shares." At April 20, l998, the Company's management and employees held options to purchase a total of approximately 22.0 million shares, of which approximately 3.7 million were held by employees that are expected to be employees of a Spin-Off Company. The number of options that will be outstanding after the Strategic Restructuring Plan will depend on the number of shares subject to options that are accepted in the Equity Self-Tender and also on the trading prices of the Common Stock around the time of the Distributions and the offering prices of the Spin-Off Companies' shares. As a result, the ultimate number of such options cannot be determined at this time. The fair value of the options may also change as a result of these adjustments, but the fair value as measured by standard models will depend on the adjusted exercise price, the adjusted number of shares, and the trading prices and volatility of the Common Stock after completion of the Strategic Restructuring Plan. Because the adjustments are designed to compensate for the effects of the transactions in the Strategic Restructuring Plan, the Company does not currently expect that the adjustments will have a significant effect on the fair value of the options, but cannot assure stockholders that the change will not be significant.


INFORMATION ABOUT THE BOARD OF DIRECTORS AFTER THE EQUITY INVESTMENT


    Investor has the right to designate three members of the Board of Directors of the Company who will serve from the Equity Investment Closing Date until the next annual meeting of stockholders. In addition, the Chief Executive Officer of the Company, Thomas Morgan, will be a director. Two of the remaining directors at closing must be satisfactory to Investor. The existing members of the Board will select the new directors who will serve on the Board after closing until the next Annual Meeting of Stockholders. Investor has informed the Company that it intends to designate Charles P. Pieper, Kevin J. Conway and Brian D. Finn as the three directors it is entitled to designate. Investor has the right to designate the Chairman of the Board as long as it retains a specified percentage of the shares it acquires in the Equity Investment. Mr. Pieper will serve as Chairman of the Board after closing. In addition, Michael Dooling, Timothy J. Flynn, Jonathan J. Ledecky, Clifton B. Phillips and John A. Quelch have advised the Board that they intend to resign as Directors of the Company effective as of the Equity Investment Closing Date. The Board intends to appoint Frank P. Doyle and L. Dennis Kozlowski as two new independent directors, and Investor has advised the Company that it approves of them. Milton H. Kuyers, Allon H. Lefever, Edward J. Mathias and Thomas Morgan will remain as directors of the Company after closing of the Equity Investment.



    Set forth below is information about the directors of the Company after consummation of the Strategic Restructuring Plan:



NAME                               TITLE                AGE                       BUSINESS EXPERIENCE
-----------------------  --------------------------  ---------  --------------------------------------------------------
Kevin J. Conway          Director                           39  Mr. Conway will be named a director of the Company
                                                                effective upon completion of the Strategic Restructuring
                                                                Plan. Mr. Conway has been a principal and a director of
                                                                Clayton, Dubilier & Rice since 1994 and March 1998,
                                                                respectively. Prior to

NAME                               TITLE                AGE                       BUSINESS EXPERIENCE
-----------------------  --------------------------  ---------  --------------------------------------------------------
                                                                joining Clayton, Dubilier & Rice in 1994, Mr. Conway
                                                                worked for 10 years at Goldman, Sachs & Co., an
                                                                investment banking firm. He also serves as a director of
                                                                Riverwood International Corporation and North American
                                                                Van Lines, Inc., companies in which CD&R Fund V has an
                                                                investment. Mr. Conway is a graduate of Amherst College,
                                                                Columbia University School of Business and Columbia Law
                                                                School.

Frank P. Doyle           Director                           66  Mr. Doyle will be named a director of the Company
                                                                effective upon completion of the Strategic Restructuring
                                                                Plan. Mr. Doyle is a private consultant who retired from
                                                                his position as Executive Vice President of General
                                                                Electric Company on January 1, 1996. As Executive Vice
                                                                President, he was one of a three member Corporate
                                                                Executive Office to which all of GE's operating
                                                                businesses and staff reported. Mr. Doyle served as
                                                                Executive Vice President of GE from 1991, and prior to
                                                                that time he was Senior Vice President at GE with
                                                                responsibility for Corporate Marketing and Advertising
                                                                from 1981. Mr. Doyle is a director of Digital Equipment
                                                                Corporation, Paine Webber Group, Roadway Express and
                                                                Educational Testing Services.

Brian D. Finn            Director                           37  Mr. Finn will be named a director of the Company
                                                                effective upon completion of the Strategic Restructuring
                                                                Plan. Mr. Finn has been a principal and a director of
                                                                Clayton, Dubilier & Rice since June 1997 and March 1998,
                                                                respectively. Prior to joining Clayton, Dubilier & Rice
                                                                in 1997, Mr. Finn worked for 15 years at Credit Suisse
                                                                First Boston, an investment banking firm, most recently
                                                                as co-head of the Mergers and Acquisitions division. He
                                                                holds a B.S. in Economics from the University of
                                                                Pennsylvania's Wharton School.

L. Dennis Kozlowski      Director                           51  Mr. Kozlowski will be named a director of the Company
                                                                effective upon completion of the Strategic Restructuring
                                                                Plan. Mr. Kozlowski is Chairman and Chief Executive
                                                                Officer of Tyco International Ltd., a multinational
                                                                company involved in manufacturing, distribution and
                                                                servicing of fire protection and security systems,
                                                                disposable medical products, flow control and electronic
                                                                products worldwide. He has served as Chief Executive
                                                                Officer of Tyco since July 1, 1992 and as Chairman since
                                                                January 1, 1993. Prior to July 1992, he was President
                                                                and Chief Operating Officer of Tyco since 1989 and a
                                                                director of Tyco since 1987. Mr. Kozlowski is a direcor
                                                                of RJR Nabisco, Applied Power and Raytheon Corp.

Milton H. Kuyers         Director                           60  Mr. Kuyers has been a director of the Company since
                                                                April 1995. He is a part owner and executive

NAME                               TITLE                AGE                       BUSINESS EXPERIENCE
-----------------------  --------------------------  ---------  --------------------------------------------------------
                                                                officer of a number of privately held companies
                                                                including: Zero Zone, Inc., a manufacturer of commercial
                                                                refrigeration units; Desert Air Corp., a manufacturer of
                                                                commercial dehumidification equipment; Northwest
                                                                Coatings, Inc., a manufacturer of coating products;
                                                                Grayline, Inc., a manufacturer of tubing used in the
                                                                appliance and electrical industries; Digicorp Inc., a
                                                                distributor of business telephone systems and cellular
                                                                telephones; and Faustel, Inc., a manufacturer of custom
                                                                coating equipment. Prior to 1993, Mr. Kuyers served as
                                                                the President of Star Sprinkler Corp., a manufacturer of
                                                                sprinkler heads for fire protection systems. Mr. Kuyers
                                                                previously served on the board of Medical Advances,
                                                                Inc., a manufacturer of parts for medical diagnostic
                                                                applications, until its sale in March 1997. Prior to its
                                                                acquisition by the Company, Mr. Kuyers also served as a
                                                                director of the The H.H. West Company, a wholly owned
                                                                subsidiary of the Company. Mr. Kuyers holds an
                                                                undergraduate degree in business administration and an
                                                                M.B.A. from the University of Michigan.

Allon H. Lefever         Director                           50  Mr. Lefever has served as a director of the Company
                                                                since February 1995. He has been Vice President of the
                                                                Affiliated Companies for High Industries, Inc., since
                                                                April 1988. From 1988 until its acquisition by the
                                                                Company, Mr. Lefever served as the Chairman of the Board
                                                                and Chief Executive Officer of The Office Works, Inc.,
                                                                and he currently serves on the boards of directors of
                                                                several private companies. In addition, he is a director
                                                                of Red Rose SuperNet and Goodville Insurance Co. and
                                                                serves on the Business Advisory Board of Millersville
                                                                State University. Mr. Lefever received his undergraduate
                                                                degree from Millersville State University and a Masters
                                                                in Economics from Pennsylvania State University.

Edward J. Mathias        Director                           55  Mr. Mathias has been a director of the Company since
                                                                February 1995. Currently, Mr. Mathias is a Managing
                                                                Director of The Carlyle Group, a merchant bank based in
                                                                Washington, D.C. From 1971 through 1993, Mr. Mathias was
                                                                employed by
                                                                T. Rowe Price Associates, Inc., a major investment
                                                                management organization, most recently as a Managing
                                                                Director. Mr. Mathias presently serves on the boards of
                                                                directors of Sirrom Capital Corporation, Pathogenesis
                                                                and The Fortress Group, Inc. as well as on the boards of
                                                                directors of several private companies. Mr. Mathias
                                                                holds an undergraduate degree from The University of
                                                                Pennsylvania and an M.B.A. from Harvard Business School.

NAME                               TITLE                AGE                       BUSINESS EXPERIENCE
-----------------------  --------------------------  ---------  --------------------------------------------------------
Thomas Morgan            President, Chief Executive         44  Mr. Morgan joined U.S. Office Products in February 1997
                         Officer and Director                   as President of U.S. Office Products' North American
                                                                Office Products Group. He was promoted to Chief
                                                                Operating Officer in June 1997 and to Chief Executive
                                                                Officer in November 1997. Before joining U.S. Office
                                                                Products, he spent more than 20 years with Genuine Parts
                                                                Company where he was most recently Executive Vice
                                                                President of S.P. Richards Company.

Charles P. Pieper        Chairman of the Board of           51  Mr. Pieper will be named Chairman of the Company
                         Directors                              effective upon completion of the Strategic Restructuring
                                                                Plan. Mr. Pieper has been a principal and a director of
                                                                CD&R since March 1997 and March 1998, respectively.
                                                                Previously, Mr. Pieper was President and Chief Executive
                                                                Officer of GE Lighting Europe and GE Japan, GE Korea, GE
                                                                Taiwan, GE Medical Systems Asia, Yokogawa Medical
                                                                Systems and GE Trading Co. Mr. Pieper is Chairman of
                                                                North American Van Lines, Inc., a corporation in which
                                                                CD&R Fund V has an investment, and a director of Alliant
                                                                Foodservice, Inc. and its parent CDRF Holding, Inc., a
                                                                corporation in which a CD&R-managed investment fund has
                                                                an investment.



    Three-fourths of the directors must approve certain transactions. These are:
(i) the sale by the Company of equity securities, other than (A) a specified amount made available under employee benefit plans, such as option plans, or (B) a specified amount issued to acquire companies or issued in public offerings;
(ii) any merger, tender offer involving the Company's equity securities or sale, lease, or disposition of all or substantially all of the Company's assets, or other business combination involving the Company, unless the consideration for such sale is all cash or is freely tradable common stock of a public company with a specified level of market capitalization; (iii) any major recapitalization; (iv) certain amendments to shareholder rights plans; (v) any dissolution or partial liquidation of the Company; or (vi) any modification to the Company's charter or by-laws that is inconsistent with Investor's rights under the Investment Agreement or other agreements described in this Offering Circular/Prospectus. The effect of this provision is that so long as Investor can nominate three directors, at least one of them must vote in favor of any of these actions in order for it to be approved.



    This table shows Investor's rights with respect to the nomination of directors and how they will change if Investor disposes of equity securities. This table also shows when the three-fourths majority requirement will apply.

                   SUMMARY OF CORPORATE GOVERNANCE PROVISIONS



                                                                          NUMBER OF
                                                                     DIRECTORS INVESTOR                    THREE-FOURTHS
                                                                             IS                                BOARD
                    PORTION OF SHARES ACQUIRED                           ENTITLED TO        RIGHT TO       APPROVAL FOR
                      AT CLOSING RETAINED BY                              NOMINATE          DESIGNATE         CERTAIN
                           INVESTOR (1)                                 (OUT OF NINE)       CHAIRMAN       TRANSACTIONS
-------------------------------------------------------------------  -------------------  -------------  -----------------
66 2/3% to 100%....................................................           Three               Yes              Yes
33 1/3% to 66 2/3%.................................................             Two               Yes              Yes
Less than 33 1/3% but Investor holds at least 5% of the then-
  outstanding voting stock.........................................             One                No               No
Less than 5% of the then-outstanding voting stock..................            None                No               No


------------------------


(1)  This includes shares Investor can acquire by exercising Special Warrants.



    Investor can approve one additional nominee to the Board if the Chief Executive Officer of the Company is not a member of the Board or is not a Board nominee. The Company can increase the size of the Board of Directors to as many as 12 persons, but the number of persons Investor can nominate will increase at least proportionally. For example, if there are 12 members, Investor could nominate four directors (assuming it still held all of its shares). Investor also will be entitled to at least proportionate representation on all Board committees, unless it is precluded from such membership by law or stock exchange rules.



    All of Investor's corporate governance rights will expire on the earlier of the fifth anniversary of closing or if Investor ever acquires more than 50% of the voting power represented by the Company's then-outstanding voting securities.


U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTIONS


    EFFECT ON THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY. Wilmer, Cutler & Pickering expects to deliver an opinion (the "Spin-Off Opinion") at the time of the Distributions stating that for U.S. federal income tax purposes the Distributions will qualify as tax-free spin-offs under Section 355 of the Code and will not be taxable under Section 355(e) of the Code. The Company will not complete the Distributions unless it receives the Spin-Off Opinion. The Spin-Off Opinion will be based on the accuracy as of the time of the Distributions of factual representations made by the Company, the Spin-Off Companies and Investor, and certain other information, data, documentation and other materials that Wilmer, Cutler & Pickering has deemed necessary.



    The Spin-Off Opinion will represent Wilmer, Cutler & Pickering's best judgment of how a court would rule. However, the Spin-Off Opinion is not binding upon either the IRS or any court. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the Distributions.



    Assuming the Distributions qualify as tax-free spin-offs under Section 355 and are not taxable under Section 355(e), no gain or loss will be recognized by the Company or the stockholders of the Company (except with respect to cash received in lieu of fractional shares) as a result of the Distributions.



    CONSEQUENCES OF FAILURE TO QUALIFY AS A TAX-FREE DISTRIBUTION. As noted above, the Spin-Off Opinion is not binding on the IRS or the courts. Holders should be aware that the requirements of Section 355 pertaining to business purpose, active trade or business, and absence of a device for distribution of earnings and profits, as well as the requirements of Section 355(e) pertaining to a plan or series of related transactions to acquire 50% or more by vote or value of a company, are highly dependent on factual interpretations, are to a significant extent subjective in nature, and have a relative absence of authority addressing their application to the particular facts presented by the Distributions. Accordingly, the IRS and/or a court could reach a conclusion that differs from the conclusions in the Spin-Off Opinion.

    BUSINESS PURPOSE. In order for a Distribution to qualify as a tax-free spin-off under Section 355, it must be motivated, in whole or substantial part, by one or more corporate business purposes. The Company will represent that the Distributions were motivated, in whole or substantial part, to allow the Company and the Spin-Off Companies to adopt strategies and pursue objectives that are more appropriate to their respective industries and stages of growth; to allow the Spin-Off Companies to pursue independent acquisition programs with a more focused use of resources and, where stock is used as consideration, to allow the Spin-Off Companies to provide stock of a public company that is in the same industry as the business being acquired; to allow the Company and the Spin-Off Companies to offer their respective employees more focused compensation packages; and to make possible the Equity Investment which the Board of Directors of the Company concluded would contribute to the Company's development, based on the skills and experience of CD&R. Based on these representations and certain other information, data, documentation and other materials, Wilmer, Cutler & Pickering expects to deliver an opinion at the time of the Distributions that each Distribution satisfies the business purpose requirement of Section 355. However, although similar rationales have been accepted by the IRS in other circumstances as sufficient to meet the business purpose requirement of Section 355, there can be no assurance that the IRS will not assert that the business purpose requirement is not satisfied.



    ACTIVE TRADE OR BUSINESS. In order for the distribution of the stock of a Spin-Off Company (other than Navigant International, Inc. ("Navigant")) to qualify as a tax-free spin-off under Section 355, both the Spin-Off Company and the Company must be engaged in an active trade or business that has been actively conducted for the five-year period preceding the Distribution, taking into account only businesses that have been acquired in transactions in which no gain or loss was recognized. In order for the distribution of the stock of Navigant to qualify as a tax-free spin-off under Section 355, substantially all of the assets of Navigant must consist of the stock of Professional Travel Corporation ("Professional Travel"), and Professional Travel and the Company must meet the requirements described in the preceding sentence. Whether current and historical business activity constitutes an active trade or business, and whether any gain or loss should have been recognized in an acquisition structured and reported as a nontaxable transaction, turn in some instances on the application of subjective legal standards and on factual determinations, such as intentions of the parties involved. Based on the representations of the Company and the Spin-Off Companies, Wilmer, Cutler & Pickering expects to deliver an opinion at the time of the Distributions that each Distribution will satisfy the active trade or business requirement. However, because of the inherently subjective nature of important elements of the active trade or business requirement, and because the IRS may challenge the representations upon which Wilmer, Cutler & Pickering relies, there can be no assurance that the IRS will not assert that the active trade or business requirement is not satisfied.



    ABSENCE OF A DEVICE FOR DISTRIBUTION OF EARNINGS AND PROFITS. A Distribution will not qualify as a tax-free spin-off under Section 355 if the Distribution was used principally as a device for the distribution of the earnings and profits of the Company or the Spin-Off Company. Treasury regulations provide that this test is applied based on all the facts and circumstances, including the presence or absence of factors described in the Regulations as "device factors" and "nondevice factors." Application of this test is uncertain in part because of its subjective nature. Based on the representations of the Company and the Spin-Off Companies, Wilmer, Cutler & Pickering expects to deliver an opinion at the time of the Distributions that none of the Distributions is a transaction used principally as a device for the distribution of earnings and profits of either the Company or any of the Spin-Off Companies. However, because of the inherently subjective nature of the device test (including the subjectivity involved in assigning weight to various factors), and because the IRS may challenge the representations upon which Wilmer, Cutler & Pickering relies, there can be no assurance that the IRS will not assert that any or all of the Distributions are transactions used principally as a device for the distribution of earnings and profits.



    If a Distribution fails to qualify under Section 355 as a tax-free spin-off, each holder of Common Stock on the record date of the Distributions will be treated as having received a taxable corporate distribution in an amount equal to the fair market value (on the Distribution Date) of the Spin-Off Companies' common stock distributed to such holder of Common Stock, including fractional shares. In addition, the Company will recognize gain equal to the difference between the fair market value of the Common Stock of the Spin-Off Company and the Company's adjusted tax basis in the Common Stock of the Spin-Off Company (on the Distribution Date). If the Company were to recognize gain on one or more Distributions, such gain would likely be substantial.



    EFFECT OF POST-DISTRIBUTION TRANSACTIONS. Section 355(e), which was added in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur U.S. federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the subsidiary is acquired by one or more persons acting pursuant to a plan or a series of related transactions that includes the spin-off. Stock acquired by certain related persons is aggregated in determining whether this 50% test is met. There is a presumption that any acquisition of 50% or more, by vote or value, of the capital stock of the company or the subsidiary occurring two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisition are not part of a plan or a series of related transactions. Based on the representations of the Company, the Spin-Off Companies and the Investor, and the assumption that no Distribution is part of a plan that is outside the knowledge of U.S. Office Products and the Spin-Off Companies pursuant to which one or more persons will acquire directly or indirectly 50% or more by vote or value of the capital stock of the Company or of any Spin-Off Company, Wilmer, Cutler & Pickering expects to deliver an opinion at the time of the Distributions that the Distributions will not be taxable under Section 355(e). However, there can be no assurance that the IRS will not assert that any or all of the Distributions are taxable under
Section 355(e).



    If a Distribution is taxable under Section 355(e), the Company will recognize gain equal to the difference between the fair market value of the Common Stock of the Spin-Off Company and the Company's adjusted tax basis in the Common Stock of the Spin-Off Company (on the Distribution Date). However, no gain or loss will be attributable to holders of Common Stock (except with respect to cash received in lieu of fractional shares). If the Company were to recognize gain on one or more Distributions, such gain would likely be substantial.


    The Company, but not the holders of the Common Stock, will be indemnified by the Spin-Off Companies if the actions or omissions of the Spin-Off Companies materially contribute to a determination that the Company is subject to a tax liability in connection with the Distributions. See "The Strategic Restructuring Plan--Distributions--Tax Allocation Agreement and Tax Indemnification Agreement". However, there can be no assurance that the Company will be successful in recovering the full amount of such tax liability under the indemnification arrangements with the Spin-Off Companies.

    FOR A DESCRIPTION OF THE TAX CONSEQUENCES OF EXCHANGING THE NOTES FOR COMMON STOCK, SEE "U.S. FEDERAL INCOME TAX CONSIDERATIONS."

               EFFECT OF THE STRATEGIC RESTRUCTURING PLAN ON THE
                         CONVERSION PRICE FOR THE NOTES


    The Indenture provides for three adjustments to the Existing Conversion Price as a result of the Equity Self-Tender, Distributions and the one-for-four reverse stock split of the Common Stock, respectively. These adjustments will apply to any Notes that remain outstanding after completion of the Exchange Offer. The adjustments are summarized below. This summary is qualified by reference to the terms of the Indenture in its entirety.


EQUITY SELF-TENDER ADJUSTMENT


    Under the Indenture, the Existing Conversion Price will be adjusted to account for the purchase by the Company of its shares in the Equity Self-Tender by multiplying the Existing Conversion Price by a fraction (the "Equity Self-Tender Adjustment Factor"). The numerator of the fraction will be the number of shares of Common Stock outstanding (including any tendered shares) upon expiration of the Equity Self-Tender (the "Expiration Time") multiplied by the Current Market Price (as defined in the last sentence of this paragraph) of the Common Stock after the Expiration Time. The denominator will be the sum of
(x) the fair market value of the aggregate consideration payable to stockholders based on the acceptance (up to the maximum specified in the terms of the Equity Self-Tender) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares so accepted, up to any such maximum, being referred to as the "Purchased Shares") plus (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the Current Market Price of the Common Stock. For purposes of the Equity Self-Tender Adjustment Factor, the "Current Market Price" is the average of the daily closing prices per share of Common Stock for three trading days following the Expiration Time. Shares underlying stock options that are accepted in the Equity Self-Tender will be outstanding for purposes of calculating the Equity Self-Tender Adjustment Factor.



SPIN-OFF ADJUSTMENT



    Under the Indenture, the Existing Conversion Price will also be adjusted to account for the Distributions by multiplying the Existing Conversion Price (as adjusted by the Equity Self-Tender Adjustment Factor) by a separate fraction (the "Spin-Off Adjustment Factor"). The numerator of the fraction will be the Current Market Price (as defined in the next sentence) on the record date for the Distributions less the fair market value (as determined by the Board of Directors) on the record date of the portion of the shares of the Spin-Off Companies so distributed applicable to one share of Common Stock and the denominator will be the Current Market Price. For purposes of the Spin-Off Adjustment Factor, "Current Market Price" is defined as the average of the daily closing prices per share of Common Stock for the ten consecutive trading days immediately prior to the record date for the Distributions, except that the closing price for each trading day prior to or including the Expiration Time for the Equity Self-Tender will be adjusted by multiplying it by the Equity Self-Tender Adjustment Factor. Further, for purposes of the Spin-Off Adjustment Factor, the Board of Directors has determined that the "fair market value" of each Spin-Off Company will be equal to the price at which the shares of common stock of the Spin-Off Companies are offered to the public (without reduction for underwriting discounts or commissions) in underwritten primary offerings on or about the record date for the Distributions.


    Because the Equity Self-Tender Adjustment Factor and the Spin-Off Adjustment Factor are calculated by reference to closing prices of the Common Stock and the offering price of the Spin-Off Companies' stock, the actual adjustments cannot be calculated in advance. It is likely that the Equity Self-Tender Adjustment Factor and the Spin-Off Adjustment Factor could result in an Existing Conversion Price (as adjusted) that is less than the Reduced Conversion Price.

ADJUSTMENT FOR REVERSE STOCK SPLIT


    Concurrently with the Distributions, the Company will, subject to stockholder approval, effect a one-for-four reverse stock split. Under the Indenture, the Existing Conversion Price (as adjusted by the Equity Self-Tender Adjustment Factor and the Spin-Off Adjustment Factor) will be proportionately adjusted to account for the reverse stock split.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS


    Wilmer, Cutler & Pickering has opined (the "Tax Opinion") on the material U.S. federal income tax considerations relating to the exchange of Notes for Common Stock pursuant to the Exchange Offer. The Tax Opinion is based on the Code and regulations, rulings, and judicial decisions as of the date hereof, all of which may be repealed, revoked, or modified so as to result in U.S. federal income tax consequences different from those described below. Such changes could be applied retroactively in a manner that could adversely affect a Holder. In addition, the authorities on which the Tax Opinion is based are subject to various interpretations. It is therefore possible that the U.S. federal income tax treatment of the exchange of Notes for Common Stock may differ from the treatment described below.



    The Tax Opinion does not address all aspects of U.S. federal income taxation that may be relevant to Holders in light of their particular circumstances, nor does it address any tax consequences arising under the laws of any state, local, or foreign tax jurisdiction. The Tax Opinion applies only to Holders who are U.S. persons and hold Notes as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the Code. A U.S. person is the beneficial owner of a Note that is (i) for U.S. federal income tax purposes a citizen or resident of the United States (including certain former citizens and former long-term residents), (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust with respect to the administration of which a court within the United States is able to exercise primary supervision and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. The Tax Opinion does not address tax considerations applicable to a Holder's particular circumstances or to a Holder that may be subject to special tax rules (such as Holders subject to the alternative minimum tax) or other special situations, such as those of dealers in securities or currencies, financial institutions, insurance companies, persons holding Common Stock as part of a hedging or conversion transaction or a straddle, and persons whose "functional currency" is not the U.S. dollar. The Tax Opinion takes into account the Equity Self-Tender (the tax consequences of which are described in the Tender Offer Statement) and the fact that the Company will not complete the Distributions unless Wilmer, Cutler & Pickering delivers the Spin-Off Opinion, as described in "The Strategic Restructuring Plan -- U.S. Federal Income Tax Consequences of the Distribution," that the Distributions will qualify as tax-free spin-offs under Section 355 of the Code and will not be taxable under Section 355(e) of the Code.



    Subject to the foregoing, the Tax Opinion states Wilmer, Cutler & Pickering's opinion that for U.S. federal income tax purposes the exchange of Notes for Common Stock pursuant to the Exchange Offer is an exchange of securities for common stock that will constitute a recapitalization under
Section 368(a)(1)(E) of the Code and that will therefore be tax-free to the Holders (except with respect to cash received in lieu of fractional shares and in respect of unpaid interest accrued on the Notes through the Expiration Date not previously included in income). The Tax Opinion is based on certain assumptions and the accuracy of factual representations made by U.S. Office Products. A ruling has not been, and will not be, sought from the IRS with respect to the U.S. federal income tax consequences of the exchange of Notes for Common Stock pursuant to the Exchange Offer. Thus, no assurances can be given that a position taken in reliance on the Tax Opinion will not be challenged by the IRS or rejected by a court. Assuming the exchange of Notes for Common Stock pursuant to the Exchange Offer is a tax-free recapitalization, the following U.S. federal income tax consequences apply:



    (1) A Holder will not recognize any gain or loss (except with respect to cash received in lieu of fractional share and in respect of unpaid interest accrued on the Notes through the Expiration Date and not previously included in income) by reason of the exchange of Notes for Common Stock.


    (2) The Common Stock received by a Holder upon the exchange of Notes will have an aggregate basis equal to the aggregate basis of the Notes that are exchanged for Common Stock (reduced by any basis allocable to a fractional share).

    (3) A Holder's holding period in the Common Stock issued upon the exchange of Notes will include the period during which the Holder held the Notes prior to the exchange.

    (4) A Holder who receives cash in lieu of a fractional share of Common Stock upon exchange of Notes will be taxable as if the fractional share had been issued and then redeemed for cash. The receipt of cash for a fractional share will result in capital gain or loss measured by the difference between the basis of such fractional share interest and the cash received.


    (5) Cash received by a Holder in respect of unpaid interest accrued on the Notes through the Expiration Date that has not previously been included in income of the Holder will be taxable as ordinary income to the Holder.



    (6) A Holder that does not exchange its Notes for Common Stock will not recognize gain or loss by reason of the Exchange Offer.



    THE FOREGOING DESCRIPTION OF WILMER, CUTLER & PICKERING'S TAX OPINION DOES NOT PURPORT TO COVER ALL U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MIGHT APPLY TO EVERY HOLDER. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO THEM OF THE EXCHANGE.


    FOR INFORMATION CONCERNING THE TAX CONSIDERATIONS TO EXCHANGING HOLDERS OF THE DISTRIBUTIONS AND PARTICIPATION IN THE EQUITY SELF-TENDER, SEE "THE STRATEGIC RESTRUCTURING PLAN -- U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTIONS" AND THE INFORMATION STATEMENT/PROSPECTUSES RELATING TO THE DISTRIBUTIONS AND THE TENDER OFFER STATEMENT DISTRIBUTED WITH THIS OFFERING CIRCULAR/PROSPECTUS.

                            DESCRIPTION OF THE NOTES

    The Notes were issued under an indenture dated as of February 7, 1996 (the "Indenture"), between U.S. Office Products and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. The following is a summary of important terms of the Notes and does not purport to be complete. Reference should be made to all provisions of the Indenture, including the definitions therein of certain terms and all terms made a part of the Indenture by reference to the TIA. As used in this "Description of the Notes," the "Company" refers only to U.S. Office Products Company and does not, unless the context otherwise indicates, include any of its subsidiaries.

GENERAL

    The Notes are general unsecured obligations of U.S. Office Products subordinate in right of payment to certain other obligations of U.S. Office Products as described under "-- Subordination," and convertible into Common Stock as described under "-- Conversion." The aggregate principal amount of the Notes issued and outstanding is $143,750,000. The notes were issued in fully registered form only in denominations of $1,000 and integral multiple thereof and will mature on February 1, 2001, unless earlier redeemed at the option of U.S. Office Products or repurchased by U.S. Office Products at the option of the Holder upon a Designated Event (as defined below).

    The Notes bear interest from February 7, 1996 at an annual rate of 5 1/2%, payable semi-annually on February 1 and August 1, to holders of record at the close of business on the preceding January 15 and July 15, respectively, other than with respect to a Note or portion thereof called for redemption on a redemption date, or repurchased in connection with a Designated Event on a repurchase date, during the period from a record date to (but excluding) the next succeeding interest payment date (in which case accrued interest shall be payable (unless such Note or portion thereof is converted) to the Holder of the Note or portion thereof redeemed or repurchased). Interest is computed on the basis of a 360-day year comprised of 12 30-day months.

    Principal of and premium, if any, and interest on the Notes are payable, and the transfer of Notes is registrable, and the Notes may be presented for conversion, at the office or agency of U.S. Office Products maintained for such purposes, which is currently the Corporate Trust Office of the Trustee. In addition, payment of interest may, at the option of U.S. Office Products, be made by check mailed to the address of the person entitled thereto as it appears in the Note register, PROVIDED that the Holder with an aggregate principal amount in excess of $5,000,000 shall, at the election of such Holder, be paid by wire transfer in immediately available funds.

    No service charge will be made for a registration or transfer or exchange of Notes, but U.S. Office Products may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. U.S. Office Products is not required to exchange or register the transfer of (i) any Note for a period of 15 days next preceding any selection of Notes to be redeemed, (ii) any Note or portion thereof selected for redemption, (iii) any Note or portion thereof surrendered for conversion, or (iv) any Note or portion thereof surrendered for repurchase in connection with a Designated Event.

    The Indenture does not contain any restrictions on the payment of dividends or the repurchase of securities of U.S. Office Products or any financial covenants. The Indenture contains no covenants or other provisions to afford protection to Holders in the event of a highly leveraged transaction or a change in control of U.S. Office Products except to the extent described under "-- Repurchase at Option of Holders Upon a Designated Event" below.

CONVERSION

    Holders are entitled at any time before the close of business on the last trading day prior to the final maturity date of the Notes, subject to prior redemption or repurchase, to convert any Notes or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of U.S. Office Products, at the conversion price of $19.00 per share, subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued. If Notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes, other than Notes called for redemption during such period, when submitted for conversion by the Holder, must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. U.S. Office Products is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock during the last 10 trading days prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the trading day preceding the date fixed for redemption, unless U.S. Office Products defaults in payment of the redemption price in which the conversion right will terminate at the close of business on the date such default is cured. In the event any Holder exercises its repurchase right upon a Designated Event, such holder's conversion right will terminate upon submission of written notice of exercise of such repurchase right together with the Notes as to which such right is being exercised. See "-- Repurchase at Option of Holders Upon a Designated Event."

    The conversion price of $19.00 per share of Common Stock is subject to adjustment (under formulas set forth in the Indenture) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock of U.S. Office Products; (ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock at less than the current market price of the Common Stock; (iv) the dividend or other distribution to all holders of Common Stock of shares of capital stock of U.S. Office Products (other than Common Stock) or evidences of indebtedness of U.S. Office Products or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to in clauses (i) and (iii) above and dividends and distributions paid exclusively in cash); (v) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of Common Stock in an aggregate amount that, combined together with (A) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in respect of any tender offers by U.S. Office Products or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution; (vi) the purchase of Common Stock pursuant to a tender offer made by U.S. Office Products or any of its subsidiaries which involves an aggregate consideration that, together with (X) any cash and the fair market value of any other consideration payable in any other tender offer by U.S. Office Products or any of its subsidiaries for Common Stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made plus (Y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer; and (vii) payment in respect of a tender offer or exchange offer by a person other than U.S. Office Products or any subsidiary of U.S. Office Products in which, as of the closing of the offer, the Board of Directors is not recommending rejection of the offer. U.S. Office Products is entitled, in lieu of making certain adjustments under clause (v) above, to provide that, subject to satisfying certain conditions, upon conversion of the Notes, the Holders will receive, in addition to the Common Stock issuable upon conversion of such Notes, the amount of such distribution referred to in clause (v). The adjustment referred to in clause (vii) above will only be made if the tender offer or exchange offer is for an amount which increases that person's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding and, if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the current market price per share of Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange. The adjustment referred to in clause (vii) above will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause U.S. Office Products to engage in any transaction of the type described in "Consolidation, Merger or Assumption."

    No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; PROVIDED that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

    The Strategic Restructuring Plan will result in an adjustment to the conversion price as set forth in "Effect of the Strategic Restructuring Plan on Conversion of the Notes." The Strategic Restructuring Plan will not, however, affect the Reduced Conversion Price because the Exchange Period will end before any element of the Strategic Restructuring Plan that would result in an adjustment.

    Subject to the rights of Holders described below under "-- Repurchase at Option of Holders upon a Designated Event," in the case of (i) any reclassification or change of the outstanding Common Stock (other than changes in par value or resulting from a subdivision or combination of Common Stock) or
(ii) a consolidation, merger, or combination involving U.S. Office Products or a sale or conveyance to another corporation of the property and assets of U.S. Office Products as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the Holders then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which the Company's stockholders may exercise rights of election, that a Holder would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares). If the provisions of this paragraph apply to any reclassification, change of Common Stock, consolidation, merger, combination, sale or conveyance, then the adjustments to the conversion price described above will not be made with respect to such reclassification, change of Common Stock, consolidation, merger, combination, sale or conveyance.

    In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the Holders may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock.

    U.S. Office Products from time to time may, to the extent permitted by law, reduce the conversion price of the Notes by any amount for any period of at least 20 days, in which case U.S. Office Products shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such decrease would be in the best interests of U.S. Office Products, which determination shall be conclusive. U.S. Office Products also may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

OPTIONAL REDEMPTION BY U.S. OFFICE PRODUCTS

    The Notes are redeemable at the option of the Company on at least 20 but not more than 60 days' notice, as a whole or, from time to time in part, at the following prices (expressed in percentages of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption; PROVIDED, HOWEVER, that U.S. Office Products may not redeem the Notes prior to February 2, 1999 unless the closing price of the Common Stock on the principal stock exchange or market on which the Common Stock is then quoted or admitted to trading equals or exceeds 150% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date the notice of redemption is first mailed to the Holders, PROVIDED FURTHER that if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date. As of April 3, 1998, the closing price of the Common Stock had not satisfied the conditions in the foregoing sentence.

    If redeemed during the 12-month period beginning February 1:

YEAR                                                                          REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
1998........................................................................          103.3%
1999........................................................................          102.2%
2000........................................................................          101.1%

and 100% at February 1, 2001.

    If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot or, in its sole discretion, on a pro rata basis. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a Holder's Notes is selected for partial redemption and such Holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

    No sinking fund is provided for the Notes.

REPURCHASE AT OPTION OF HOLDERS UPON A DESIGNATED EVENT

    The Indenture provides that if a Designated Event (as defined) occurs, each Holder shall have the right, at the Holder's option, to require U.S. Office Products to repurchase all of such holder's Notes, or any portion thereof that is a multiple of $1,000, on the date (the "repurchase date") that is 40 days after the date of the Company Notice (as defined below), for cash at a price equal to 100% of the principal amount of the Notes, together with accrued interest, if any, to the repurchase date (the "repurchase price"), PROVIDED, HOWEVER, that if a repurchase date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the Holder of record as of the relevant record date.

    Within 15 days after the occurrence of a Designated Event, U.S. Office Products is obligated to mail to all holders of record of the Notes a notice (the "Company Notice") of the occurrence of such Designated Event and of the repurchase right arising as a result thereof. U.S. Office Products must deliver a copy of the Company Notice to the Trustee and cause a copy or a summary or such notice to be published in a newspaper of general circulation in the city of New York. To exercise the repurchase right, a Holder must deliver, on or before the 30th day after the date of the Company Notice, irrevocable written notice to U.S. Office Products (or an agent designated by U.S. Office Products for such purpose) and the Trustee of the holder's exercise of such right, together with the Notes with respect to which the right is being exercised, duly endorsed for transfer. The submission of such notice together with such Notes pursuant to the exercise of a repurchase right will be irrevocable on the part of the Holder (unless U.S. Office Products fails to repurchase the Notes on the repurchase date) and the right to convert such Notes will expire upon such submission. The Strategic Restructuring Plan does not constitute a Designated Event.

    "Designated Event" means a Change in Control (as defined below) or Termination of Trading (as defined below).

    "Change in Control" means an event or series of events as a result of which
(i) any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of U.S. Office Products ("Voting Stock"); (ii) the stockholders of U.S. Office Products approve any plan or proposal for the liquidation, dissolution or winding up of U.S. Office Products;
(iii) U.S. Office Products consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets to any person, or any other corporation merges into U.S. Office Products, and, in the case of any such transaction, the outstanding common stock of U.S. Office Products is changed or exchanged as a result, unless the stockholders of U.S. Office Products immediately before such transaction own, directly or indirectly immediately following such transaction, at least 51% of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction; or (iv) the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of U.S. Office Products (or, if applicable, a successor corporation to U.S. Office Products); PROVIDED that a Change in Control shall not be deemed to have occurred if either (x) the last sale price of the Common Stock for any five trading days during the 10 trading days immediately preceding the Change in Control is at least equal to 105% of the conversion price in effect on such day,
(y) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change in Control consists of common stock or securities convertible into common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States. A Change of Control also shall not be deemed to have occurred if Jonathan J. Ledecky or a group that includes Jonathan J. Ledecky (a "Permitted Investor") becomes the beneficial owner of more than 50% of the Voting Stock, PROVIDED that, if as a consequence of any transaction involving a Permitted Investor, or in which a Permitted Investor has an interest, less than 30% of the shares of Common Stock outstanding upon the issuance of the Notes are neither listed for trading upon a national securities exchange nor approved for trading or on an established over-the-counter trading market in the United States, then a Change of Control shall be deemed to have occurred upon the consummation of such transaction.

    "Continuing Director" means at any date a member of the Company's Board of Directors (i) who was a member of such board on February 12, 1996 or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company's Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election. (Under this definition, if the current Board of Directors of U.S. Office Products were to approve a new director or directors and then resign, no Change in Control would occur even though the current Board of Directors would thereafter cease to be in office.)

    A "Termination of Trading" shall have occurred if the Common Stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

    No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change in Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering such factors as the value of assets conveyed, the proportion of an entity's income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a Change in Control may have occurred (and, accordingly, as to whether or not the Holders will have the right to require U.S. Office Products to repurchase their Notes).

    In the event of a Designated Event, any repurchase of the Notes could be prevented by the subordination provisions of the Indenture. See "--Subordination" below. The Company's repurchase of Notes as a result of the occurrence of a Designated Event currently is prohibited, absent a waiver, under the terms of the Company's existing credit facility and the expected terms of the Credit Facility (in either case, the "Line of Credit"). As a result, U.S. Office Products will be precluded from making payment of the repurchase price unless such provisions are waived by the lender or unless the Line of Credit has been repaid in full and terminated. Repurchase may also be prohibited or limited by the subordination provisions applicable to the Notes or be prohibited or limited by, or create an event of default under, the terms of other agreements relating to borrowings which constitute Senior Indebtedness which may be entered into, amended, supplemented or replaced from time to time. Failure of U.S. Office Products to repurchase Notes at the option of the Holder upon a Designated Event would result in an Event of Default with respect to the Notes whether or not such repurchase is prohibited by the subordination provisions or the terms of Senior Indebtedness. No Notes may be repurchased by U.S. Office Products at the option of holders upon a Designated Event if there has occurred and is continuing an Event of Default described under "Events of Default and Remedies" below (other than a default in the payment of the repurchase price with respect to such Notes on the repurchase date).

    Certain leveraged transactions (as defined by the Indenture) that are sponsored by the Company's management or an affiliate of U.S. Office Products could constitute a Change in Control that would give rise to the repurchase right. The Indenture does not provide the Company's Board of Directors with the right to limit or waive the repurchase right in the event of any such leveraged transaction. Conversely, U.S. Office Products could, in the future, enter into certain transactions, including certain recapitalizations of U.S. Office Products, that would not constitute a Change in Control (such as the Strategic Restructuring Plan) but that would increase the amount of Senior Indebtedness (or other indebtedness) outstanding at such time. There are no restrictions in the Indenture or the Notes on the creation of additional Senior Indebtedness (or any other indebtedness) of U.S. Office Products or any of its subsidiaries and the incurrence of significant amounts of additional indebtedness could have an adverse impact on the Company's ability to service its debt, including the Notes. The Notes are subordinate in right of payment to all existing and future Senior Indebtedness as described under "Subordination" below.

    The right to require U.S. Office Products to repurchase Notes as a result of a Designated Event could have the effect of delaying, deferring or preventing a Change of Control or other attempts to acquire control of U.S. Office Products unless arrangements have been made to enable U.S. Office Products to repurchase all of the Notes at the repurchase date. Consequently, the right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the stockholders), the assumption of control by a holder of a large block of the Company's shares and the removal of incumbent management.

    No modification of the Indenture regarding the provisions on repurchase at the option of any Holder is permissible without the consent of the Holder so affected.

    Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders. The Company will comply with this rule to the extent applicable at that time.

SUBORDINATION

    The indebtedness evidenced by the Notes is, to the extent provided in the Indenture, subordinate to the prior payment in full of all Senior Indebtedness (as defined below). Upon any distribution of assets of U.S. Office Products upon any dissolution, winding up, liquidation or reorganization of U.S. Office Products, the payment of the principal of, or premium, if any, and interest on the Notes is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full of all Senior Indebtedness. Moreover, in the event of any acceleration of the Notes because of an Event of Default, the holders of any Senior Indebtedness then outstanding would be entitled to payment in full of all obligations in respect of such Senior Indebtedness before the Holders are entitled to receive any payment or distribution in respect thereof.

    U.S. Office Products also may not make any payment upon or in respect of the Notes if (i) a default in the payment of principal of, premium, if any, interest, or other payment due on Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined below) that permits holders of the Designated Senior Indebtedness as to which such default related to accelerate its maturity and the Trustee and U.S. Office Products receive a notice of such default (a "Payment Blockage Notice") under the Line of Credit or from a holder of at least $5 million in outstanding principal amount of Designated Senior Indebtedness. Payments on the Notes may and shall be resumed (a) in case of payment default, on the date on which such default is cured or waived and (b) in case of a nonpayment default, on the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless (i) 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have become due have been paid in full in cash or the Trustee or the Holders shall not have instituted proceedings to enforce the Holders' right to receive such payments. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice shall be, or be made, the basis for a subsequent Payment Blockage Notice.

    By reason of the subordination, in the event of the Company's bankruptcy, dissolution, liquidation or reorganization, holders of Senior Indebtedness may receive more, ratably, and Holders may receive less, ratably, than the other creditors of U.S. Office Products. Such subordination will not prevent the occurrence of an Event of Default under the Indenture.

    Subject to the qualifications described below, the term "Senior Indebtedness" means the principal of, premium, if any, interest on, and any other payment due pursuant to, any of the following, whether outstanding on the date of the Indenture or thereafter incurred or created:

        (a) All secured indebtedness of U.S. Office Products for money borrowed (including (A) any indebtedness secured by a security interest, mortgage, conditional sales contract or other lien on the assets of U.S. Office Products which is (i) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (ii) existing on property at the time of acquisition thereof and
    (B) secured indebtedness for borrowed money from banks, insurance companies and other financial institutions);

        (b) All secured indebtedness of U.S. Office Products evidenced by notes, debentures, bonds or other securities (including, but not limited to, those which are convertible or exchangeable for securities of U.S. Office Products);

        (c) All secured indebtedness of U.S. Office Products due and owing with respect to letters of credit and bank guarantees (including, but not limited to, reimbursement obligations with respect thereto);

        (d) All secured indebtedness or other secured obligations of U.S. Office Products due and owing with respect to interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts and other similar agreements and arrangements;

        (e) All secured indebtedness consisting of commitment or standby fees due and payable to lending institutions with respect to credit facilities or letters of credit available to U.S. Office Products;

        (f) All secured indebtedness of others of the kinds described in any of the preceding clauses (a), (b), (c), (d) or (e) assumed by or guaranteed in any manner by U.S. Office Products or in effect guaranteed by U.S. Office Products through an agreement to purchase, contingent or otherwise; and

        (g) All secured renewals, extensions, refundings, deferrals, amendments or modifications of secured indebtedness of the kinds described in any of the preceding clauses (a), (b), (c), (d), (e) or (f);

unless in the case of any particular indebtedness, obligation, renewal, extension, refunding, amendment or modification the instrument or other document creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, obligation, renewal, extension, refunding, amendment or modification is subordinate to, is PARI PASSU with, or is not superior to, the Notes. Notwithstanding the foregoing, Senior Indebtedness shall not include (i) any indebtedness of any kind of U.S. Office Products to any subsidiary of U.S. Office Products, a majority of the voting stock of which is owned, directly or indirectly, by U.S. Office Products, (ii) indebtedness of U.S. Office Products for trade payables or constituting the deferred purchase price of assets or services incurred in the ordinary course of business and (iii) conditional obligations of U.S. Office Products based on future performance (including, without limitation, earn out agreements or similar arrangements) entered into in connection with acquisitions.

    The term "Designated Senior Indebtedness" means U.S. Office Products' Line of Credit and any other Senior Indebtedness if the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which U.S. Office Products is a party) expressly provides that such Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of holders of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness). It is expected that as a result of the financing associated with the Strategic Restructuring Plan, a total of approximately $774.9 million of indebtedness will constitute Designated Senior Indebtedness.

    In the event that, notwithstanding the foregoing, the Trustee or any Holder receives any payment or distribution of assets of U.S. Office Products of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of the holders of Senior Indebtedness of U.S. Office Products, and will be immediately paid over or delivered to the holders of Senior Indebtedness of U.S. Office Products or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness of U.S. Office Products remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holder of Senior Indebtedness of U.S. Office Products.

    The Notes are obligations exclusively of U.S. Office Products. As certain of the Company's operations are conducted through subsidiaries, the cash flow and the consequent ability to service debt of U.S. Office Products, including the Notes, may be dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans, royalties, license fees, or other payments of funds by those subsidiaries to, U.S. Office Products. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to U.S. Office Products by its subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations.

    Any right of U.S. Office Products to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders to participate in these assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that U.S. Office Products is itself recognized as a creditor of such subsidiary, in which case the claims of U.S. Office Products would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by U.S. Office Products.


    As of February 21, 1998, U.S. Office Products had approximately $361.8 million of indebtedness outstanding (excluding accrued interest) that constituted Senior Indebtedness. As of February 21, 1998, there was also outstanding approximately $24.8 million of indebtedness and other obligations of subsidiaries of U.S. Office Products (excluding intercompany liabilities and liabilities of a type not required to be reflected as a liability on the balance sheet of such subsidiaries in accordance with GAAP) as to which the Notes were effectively structurally subordinated. The amount of Senior Indebtedness may change in the future and indebtedness of subsidiaries may change in the future. The amount of Senior Indebtedness will increase substantially if the Strategic Restructuring Plan is completed. On a pro forma basis, assuming completion of all elements of the Strategic Restructuring Plan (including the purchase of 100% of the 2003 Notes in the 2003 Note Tender and the incurrence of additional indebtedness in connection with the Strategic Restructuring Plan), Senior Indebtedness would have been approximately $774.9 million as of January 24, 1998. The indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which U.S. Office Products can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness which any subsidiary of U.S. Office Products can create, incur, assume or guarantee.


    U.S. Office Products is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will be senior to those of Holders in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT AND REMEDIES

    An Event of Default is defined in the Indenture as being default in payment of the principal of, or premium, if any, on the Notes whether or not such payment is prohibited by the subordination provisions of the Indenture; default for 30 days in payment of any installment of interest on the Notes whether or not such payment is prohibited by the subordination provisions of the Indenture; default in the payment of the repurchase price in respect of any Note on the repurchase date therefor whether or not such payment is prohibited by the subordination provisions of the Indenture; failure by U.S. Office Products to comply with any of its other agreements in the Notes or the Indenture upon the receipt by U.S. Office Products of notice of such default by the Trustee or by Holders of not less than 25% in aggregate principal amount of the Notes then outstanding and the Company's failure to cure such default within 45 days after receipt by U.S. Office Products of such notice (which period may be extended for an additional 45 days if U.S. Office Products is contesting in good faith the existence of such default); default by U.S. Office Products under and acceleration of the maturity of, or failure to pay at maturity, certain other indebtedness of U.S. Office Products for money borrowed aggregating in excess of $5 million and continuance of such default for 30 days after notice; or certain events involving bankruptcy, insolvency or reorganization of U.S. Office Products or any Significant Subsidiary (as defined).

    The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, give to the registered Holders notice of all defaults known to it unless such defaults have been cured or waived before the giving of such notice, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest of such registered Holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Notes.

    The Indenture provides that if any Event of Default shall have occurred and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and premium, if any, and accrued interest on the Notes to be due and payable immediately, but if U.S. Office Products shall cure all defaults (except the nonpayment of interest on, premium, if any, and principal of any Notes which shall have become due by acceleration) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Notes then outstanding. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization were to occur, all unpaid principal of, premium, if any, and accrued interest on the outstanding Notes will become due and payable immediately without any declaration or other act on the part of the Trustee or any Holders, subject to certain limitations.

    The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain limitations specified in the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such Holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. The right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, including the written notice by such Holder of a Event of Default and an offer to indemnify to the Trustee, along with the written request by the holders of not less than 25% in principal amount of the outstanding Notes that such a proceeding be instituted, but the Holder has an absolute right to institute suit (i) for the enforcement of payment of the principal of, and premium, if any, and interest on, such Holder's Notes when due and (ii) to enforce such Holder's right to convert such Notes.

    The Holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the Holders of all Notes waive any past defaults, except (i) a default in payment of the principal of, or premium, if any, or interest on, any Note when due, (ii) a failure by U.S. Office Products to convert any Notes into Common Stock or (iii) in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the holders of all Notes then outstanding.

    U.S. Office Products is required to furnish to the Trustee annually a statement of certain officers of U.S. Office Products stating whether or not to the best of their knowledge U.S. Office Products is in default in the performance and observation of certain terms of the Indenture and, if they have knowledge that U.S. Office Products is in default, describing such default and its status.

CONSOLIDATION, MERGER OR ASSUMPTION

    U.S. Office Products may, without the consent of the Holders, consolidate with, merge into, or transfer all or substantially all of its properties to any other corporation organized under the laws of the United States or any political subdivision thereof or therein, PROVIDED that the successor corporation assumes all obligations of U.S. Office Products under the Indenture and the Notes and that certain other conditions are met.

MODIFICATIONS OF THE INDENTURE

    The Indenture contains provisions permitting U.S. Office Products and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the Holders, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption or repurchase thereof, change or impair the obligation of U.S. Office Products to make repurchase of any Note upon the happening of a Designated Event, impair or affect the right of a Holder to institute suit for the payment thereof, change the currency in which the Notes are payable, or change or impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the Holders, without the consent of the Holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes, without the consent of the Holders of all of the Notes then outstanding.

SATISFACTION AND DISCHARGE

    U.S. Office Products may discharge its obligations under the Indenture while Notes remain outstanding if (i) all outstanding Notes will become due and payable at their scheduled maturity within one year or (ii) all outstanding Notes are scheduled for redemption within one year, and, in either case, U.S. Office Products has deposited with the Trustee an amount sufficient to pay and discharge all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

GOVERNING LAW

    The Indenture and Notes are governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

    State Street Bank and Trust Company, the Trustee under the Indenture, has been appointed by U.S. Office Products as the paying agent, conversion agent and registrar with regard to the Notes. U.S. Office Products and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide banking and other services to U.S. Office Products in the ordinary course of their business.

    During the existence of an Event of Default, the Trustee will be required to exercise such rights and powers vested in it under the Indenture and use the same degree and care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

    The Indenture and the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of U.S. Office Products, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions, PROVIDED, HOWEVER, that if it acquires any conflicting interest (as described in the TIA), it must eliminate such conflict or resign.

                        DESCRIPTION OF THE COMMON STOCK

GENERAL


    As of March 26, 1998, the Company's authorized capital stock consisted of 500,000,000 shares of Common Stock, par value $.001 per share, and 500,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). As of March 26, 1998, the Company had outstanding approximately 133,225,298 shares of Common Stock and no shares of Preferred Stock. In connection with the Strategic Restructuring Plan and subject to stockholder approval, the Company intends to effect a one-for-four reverse stock split. Assuming completion of all elements of the Strategic Restructuring Plan, including the one-for-four reverse stock split, and exchange of all of the Notes pursuant to the Exchange Offer, the Company will have outstanding approximately 36,600,000 shares of Common Stock and no shares of Preferred Stock.


COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.


    Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." The holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock generally have no preemptive rights to purchase shares of stock of the Company, although Investor will have certain contractual preemptive rights pursuant to the Investment Agreement. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued by the Company upon exchange of the Notes will be, fully paid and non-assessable.


PREFERRED STOCK

    The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Amended and Restated Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock of any class or series.

    One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation if such affiliate or associate was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

    A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such bylaws or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such an amendment to its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws.

LIMITATION ON DIRECTORS' LIABILITIES

    Pursuant to the Company's Amended and Restated Certificate of Incorporation and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                                 LEGAL MATTERS


    The validity of the issuance of the Common Stock to be issued upon exchange of the Notes has been passed on for the Company by Wilmer, Cutler & Pickering, Washington, D.C. Wilmer, Cutler & Pickering has also given its opinion as to certain tax matters described herein. Certain legal matters will be passed upon for the Dealer Manager by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and Winston & Strawn, Chicago, Illinois.


                                    EXPERTS


    The historical financial statements incorporated in this Offering Circular/Prospectus by reference to the Company's definitive Proxy Statement filed on Schedule 14A on April 30, 1998 (except as they relate to the unaudited interim periods) have been audited by various independent accountants. The companies and periods covered by these audits are indicated in the individual accountants' reports. Such financial statements have been so incorporated in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

                             AVAILABLE INFORMATION


    The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-4 under the Securities Act with respect to the securities offered hereby and a statement on Schedule 13E-4 with respect to the Equity Self-Tender. This Offering Circular/Prospectus, which constitutes part of the Registration Statement and is an exhibit to the statement on Schedule 13E-4, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act, and the rules and the regulations of the Commission thereunder. Statements contained in this Offering Circular/Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements, and other information with the Commission. In addition, in connection with the Distributions, each Spin-Off Company has filed a Registration Statement on Form S-1. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's Internet web site at http://www.sec.gov.


    In addition, no less than ten calendar days prior to the Expiration Date, the Company will distribute to each Holder on such date, a copy of the information statements of each Spin-Off Company contained in the Spin-Off Company Registration Statements.

Facsimile copies of the Letter of Transmittal, properly completed and validly executed, will be accepted. Letters of Transmittal, certificates for Notes and any other required documents should be sent or delivered by each Holder of Notes or such Holder's broker, dealer, commercial bank or trust company to the Exchange Agent at one of its addresses set forth below:

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                       STATE STREET BANK & TRUST COMPANY


          BY MAIL:                 BY OVERNIGHT COURIER:                BY HAND:
 Corporate Trust Department     Corporate Trust Department     Corporate Trust Department
  Two International Place,       Two International Place,       Two International Place,
          4th Floor                      4th Floor                      4th Floor
      Boston, MA 02110               Boston, MA 02110               Boston, MA 02110
  Attention: Kellie Mullen       Attention: Kellie Mullen       Attention: Kellie Mullen


                                 BY FACSIMILE:
                                 (617) 664-5290

                            Attention: Kellie Mullen

                          FACSIMILE CONFIRMATION ONLY:
                                 (617) 664-5587

                            Attention: Kellie Mullen

    Requests for assistance or additional copies of this Offering
Circular/Prospectus, the Letter of Transmittal, and other related documents should be directed to the Information Agent at its telephone number and location set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Exchange Offer.

                THE INFORMATION AGENT FOR THE EXCHANGE OFFER IS:

                                     abcdef

                                156 Fifth Avenue
                            New York, New York 10010
                                 (212) 929-5500
                                       or
                         Call Toll Free (800) 322-2885

                 THE DEALER MANAGER FOR THE EXCHANGE OFFER IS:


                         BANCAMERICA ROBERTSON STEPHENS
                             555 California Street
                                   Suite 2600
                            San Francisco, CA 94104
                                 (415) 693-3215
                                       or
                         Call Toll Free (800) 234-2663
                                Attn: Dan White
                                       or
                                  Jeff Wineker



          The date of this Offering Circular/Prospectus is May 1, 1998

                                    PART II

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    U.S. Office Products' Amended and Restated By-laws provide that U.S. Office Products shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

    Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Article Eight of U.S. Office Products' Amended and Restated Certificate of Incorporation provides that U.S. Office Products directors will not be personally liable to U.S. Office Products or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to U.S. Office Products or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which directors derive improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a) See Exhibit Index for list of exhibits.

        (b) Not applicable.

        (c) Not applicable.

ITEM 22. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) To deliver or cause to be delivered with the Offering Circular/Prospectus, to each person to whom the Offering Circular/Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Offering Circular/Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Offering Circular/Prospectus, to deliver, or caused to be delivered to each person to whom the Offering Circular/Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Offering Circular/Prospectus to provide such interim financial information.

    (3) To respond to requests for information that is incorporated by reference into the Offering Circular/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on April 30, 1998.


                                U.S. OFFICE PRODUCTS COMPANY

                                By:             /s/ THOMAS I. MORGAN
                                     -----------------------------------------
                                               Name: Thomas I. Morgan
                                           Title: Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                                          /s/ THOMAS I. MORGAN
                                          --------------------------------------
                                          Thomas I. Morgan
                                          Title: Chief Executive Officer
                                          (Principal Executive Officer)
                                          and Director
                                          Date: April 30, 1998



                                          *
                                          --------------------------------------
                                          Donald H. Platt
                                          Title: Chief Financial Officer
                                          (Principal Financial Officer and
                                          Principal Accounting Officer)
                                          Date: April 30, 1998



                                          *
                                          --------------------------------------
                                          Jonathan J. Ledecky
                                          Title: Chairman of the Board of
                                          Directors
                                          Date: April 30, 1998

                                          *
                                          --------------------------------------
                                          Michael Dooling
                                          Title: Director
                                          Date: April 30, 1998



                                          *
                                          --------------------------------------
                                          Allon H. Lefever
                                          Title: Director
                                          Date: April 30, 1998



                                          *
                                          --------------------------------------
                                          John A. Quelch
                                          Title: Director
                                          Date: April 30, 1998


                                *By:            /s/ MARK D. DIRECTOR
                                     -----------------------------------------
                                                  Mark D. Director
                                                  ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


EXHIBIT NUMBER                                               DESCRIPTION
---------------  ----------------------------------------------------------------------------------------------------
        5.1      Opinion of Wilmer, Cutler & Pickering regarding legality
        8.1      Opinion of Wilmer, Cutler & Pickering regarding tax matters
       12.1      Statement regarding computation of ratio of earnings to fixed charges
       23.1      Consent of Charles P. Pieper to be named as a director
       23.2      Consent of L. Dennis Kozlowski to be named as a director
       23.3      Consent of Kevin J. Conway to be named as a director
       23.4      Consent of Brian D. Finn to be named as a director
       23.5      Consent of Price Waterhouse LLP
       23.6      Consent of Ernst & Young LLP
       23.7      Consent of Hertz, Herson & Company, LLP
       23.8      Consent of KPMG Peat Marwick LLP
       23.9      Consent of BDO Seidman, LLP
       23.10     Consent of Rubin, Koehmstedt & Nadler, PLC
       23.11     Consent of Deloitte & Touche LLP
       23.12     Consent of Ernst & Young LLP
       23.13     Consent of Wilmer, Cutler & Pickering (contained in Exhibits 5.1 and 8.1)
       23.14     Consent of Frank P. Doyle
       24.1      Power of Attorney (included on signature page)
       99.1      Form of Letter of Transmittal
       99.2      Form of Letters to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
       99.3      Form of Letter to Clients


------------------------